UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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EXXON MOBIL CORPORATION

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NOTICE OF 2013
ANNUAL MEETING
AND PROXY STATEMENT

April 12, 2013

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 29, 2013, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas 75201. The meeting will begin promptly at 9:00 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

•	Election of directors;

•	Ratification of PricewaterhouseCoopers LLP as independent auditors;

•	Advisory vote to approve executive compensation as required by law;

•	Eight shareholder proposals contained in this proxy statement; and

•	Other matters if properly raised.

Only shareholders of record on April 4, 2013, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Financial information is provided separately in the booklet, 2012 Financial Statements and Supplemental Information, enclosed with proxy materials available to all shareholders.

Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

To attend the meeting in person, please follow the instructions on page 3. A live audiocast of the meeting and a report on the meeting will be available on our website at exxonmobil.com.

Sincerely,

David S. Rosenthal	Rex W. Tillerson
Secretary	Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 4, 2013, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 29, 2013

•	The 2013 Proxy Statement, 2012 Summary Annual Report, and 2012 Financial Statements are available at www.edocumentview.com/xom

Electronic Delivery of Proxy Statement and Annual Report Documents

Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to the proxy materials. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

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Shareholders of Record: If you vote on the Internet at www.investorvote.com/exxonmobil, simply follow the prompts for enrolling in the electronic proxy delivery service. You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

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Beneficial Shareholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How Proxies Work

ExxonMobil’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

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Via Internet: Go to www.investorvote.com/exxonmobil and follow the instructions. You will need to have your proxy card or electronic notice in hand. At this website, you can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-800-652-8683 or 1-781-575-2300 (outside the United States, Canada, and Puerto Rico), and follow the instructions. You will need to have your proxy card in hand.

•	In Writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares as follows:

•	FOR the election of our director candidates;

•	FOR ratification of the appointment of independent auditors;

•	FOR approval of the compensation of the Named Executive Officers; and

•	AGAINST the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date via a proxy card, the Internet, or by telephone;

•	Notifying ExxonMobil’s Secretary in writing before the meeting; or

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Required

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Election of Directors Proposal: A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. Only votes FOR or WITHHELD count. Abstentions and broker non-votes are not counted for purposes of the election of directors. A broker non-vote occurs when a bank, broker, or other holder of record that is holding shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

Our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website at exxonmobil.com/governance, state that all directors will stand for election at the annual meeting of shareholders. In any non-contested election of directors, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election shall tender his or her resignation. Within 90 days after certification of the election results, the Board of Directors will decide, through a process managed by the Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on Form 8-K filed with the Securities and Exchange Commission (SEC).

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Other Proposals: Approval of the ratification of the appointment of independent auditors, the advisory vote to approve executive compensation, and the shareholder proposals requires the favorable vote of a majority of votes cast. Only votes FOR or AGAINST these proposals count.

Abstentions count for quorum purposes, but not for voting. Broker non-votes count as votes FOR the ratification of the appointment of independent auditors but do not count for voting on any of the other proposals.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting. For safety and security reasons, cameras, smartphones, recording equipment, electronic devices, computers, large bags, briefcases, or packages will not be permitted in the building. In addition, each shareholder and ExxonMobil guest will be asked to present a valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 4, 2013, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed below under Contact Information.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Audiocast of the Annual Meeting

You are invited to visit our website at exxonmobil.com to hear the live audiocast of the meeting at 9:00 a.m., Central Time, on Wednesday, May 29, 2013. An archived copy of this audiocast will be available on our website for one year.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot ensure that every shareholder who wishes to speak on an item of business will be able to do so.

Dialogue can usually be better accomplished with interested parties outside the meeting and, for this purpose, we have provided a method on our website at exxonmobil.com/directors for raising issues and contacting the non-employee directors either in writing or electronically. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Mr. David S. Rosenthal

Secretary

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

or call us at 1-972-444-1157, or send a fax to 1-972-444-1505.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 or 1-781-575-2058 (outside the United States, Canada, and Puerto Rico), or access your account via the website at www.computershare.com/exxonmobil. We also invite you to visit ExxonMobil’s website at exxonmobil.com. Investor information can be found at exxonmobil.com/investor. Website materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Overview

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•	Overseeing the management of the Company on your behalf, including oversight of risk management;

•	Reviewing ExxonMobil’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas, such as declaring dividends;

•	Selecting the CEO and evaluating the CEO’s performance; and

•	Reviewing development and succession plans for ExxonMobil’s top executives.

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on our website at exxonmobil.com/governance.

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72, unless the Board makes an exception on a case-by-case basis. Employee directors resign from the Board when they are no longer employed by ExxonMobil.

Risk Oversight

Responsibility for risk oversight rests with the full Board of Directors. Committees help the Board carry out this responsibility by focusing on specific key areas of risk that our business faces.

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The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

•	The Board Affairs Committee oversees risks associated with corporate governance, including Board structure and succession planning.

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The Compensation Committee helps ensure that the Company’s compensation policies and practices encourage long-term focus, support the retention and development of executive talent, and discourage excessive risk taking.

•	The Finance Committee oversees risks associated with financial instruments, financial policies and strategies, and capital structure.

•	The Public Issues and Contributions Committee oversees operational risks such as those relating to employee and community safety, health, environmental, and security matters.

The Board receives regular updates from the committees about their activities in this regard, and at least annually participates in reviews with management addressing the progress of significant projects and operational activities. Updates are measured against benchmark expectations, all of which reflect identified risk factors and their impact on expected outcomes and results.

Board Leadership Structure

The Company’s By-Laws currently provide that, subject to the authority of the Board of Directors, the Chairman of the Board “shall have general care and supervision of the business and affairs of the corporation,” and “shall be chief executive officer of the corporation and shall preside at all meetings of shareholders and directors.”

The Board believes the interests of all shareholders are best served at the present time through a leadership model with a combined Chairman/CEO position and an independent Presiding Director. However, the Board retains authority to amend the By-Laws to separate the positions of Chairman and CEO at any time.

The current CEO possesses an in-depth knowledge of the Company; its integrated, multinational operations; the evolving energy industry supply and demand; and the array of challenges to be faced. This knowledge was gained through more than 37 years of successful experience in progressively more senior positions, including domestic and international responsibilities.

The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to shareholders.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.

The Board is comprised entirely of independent directors except the CEO, and 100 percent of the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committee members are independent. Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

In addition, after considering evolving governance practices and shareholder input regarding Board independence, the Board established the role of Presiding Director. The Board believes the Presiding Director can provide effective, independent Board leadership. S.J. Palmisano has served as Presiding Director over the past four years and is expected to remain in the position at least through the annual meeting of shareholders. In accordance with the specific duties prescribed in the Corporate Governance Guidelines, the Presiding Director chairs executive sessions of the independent directors, which are held several times per year, normally coincident with meetings of the Board and without the CEO or other management present; chairs meetings of the Board in the absence of the Chairman; and works closely with the Chairman in developing Board agendas, topics, schedules, and in reviewing materials provided to the directors.

Director Qualifications

The Board has adopted guidelines outlining the qualifications sought when considering non-employee director candidates. These guidelines are published on our website at exxonmobil.com/governance.

In part, the guidelines describe the necessary experiences and skills expected of director candidates as follows:

“Candidates for non-employee director of Exxon Mobil Corporation should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations preferably those with worldwide scope.”

The key qualifications the Board seeks across its membership to achieve a balance of diversity and experiences important to the Corporation include: financial expertise; experience as the CEO of a significant company or organization or as a next-level executive with responsibilities for global operations; experience managing large, complex organizations; or experience on one or more boards of significant public or non-profit organizations; and expertise resulting from significant academic, scientific, or research activities. The Board also seeks diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

The table below describes the particular experience, qualifications, attributes, and skills of each director nominee that led the Board to conclude that such person should serve as a director of the Company.

M.J. Boskin	•	Public finance, tax, budget, and macroeconomic policy experience as Senior Fellow at the Hoover Institution and the T.M. Friedman Professor of Economics at Stanford University
	•	Financial expertise
	•	Government/research experience as Chairman of the President’s Council of Economic Advisors and an Associate at the National Bureau of Economic Research
	•	Experience advising the federal government, heads of state, finance ministries, and central banks around the world
	•	Board experience as a Director of Oracle, and a former Director of Shinsei Bank and Vodafone Group

P. Brabeck-Letmathe	•	Global leadership position as Chairman of Nestlé
	•	Board experience at Nestlé, and as a Director of Credit Suisse Group and L’Oréal, and a former Director of Alcon (prior to 2008) and Roche Holding
	•	Experience with worldwide leadership of strategic business groups
	•	Financial expertise
	•	Affiliation with leading business associations (European Round Table of Industrialists and Foundation Board of the World Economic Forum)
	•	Recipient of awards, including “La Orden Mexicana del Aguila Azteca,” the Schumpeter Prize for outstanding contribution in economics, and the Austrian Cross of Honour for service to the Republic of Austria

U.M. Burns	•	Global leadership position as Chairman and Chief Executive Officer of Xerox Corporation
	•	Board experience at Xerox, American Express, and as former Director of Boston Scientific
	•	Financial expertise
	•	Leadership positions as Vice Chair of the President’s Export Council and as founding Board Director of Change the Equation to improve education in the United States in science, technology, engineering and math
	•	Affiliation with numerous community, educational, and non-profit organizations including FIRST (For Inspiration and Recognition of Science and Technology), National Academy Foundation, MIT, and the U.S. Olympic Committee

L.R. Faulkner	•	Leadership experience as President Emeritus of The University of Texas at Austin and former President of Houston Endowment
	•	Financial expertise
	•	Academic/administration experience at major universities including the University of Illinois and Harvard University
	•	Expertise in chemistry, electrochemistry, and materials
	•	Board experience as a former Director of Guaranty Financial Group and Temple-Inland
	•	Recognition by the American Academy of Arts and Sciences and leadership of the National Mathematics Advisory Panel

J.S. Fishman	•	Global leadership position as Chairman and Chief Executive Officer of The Travelers Companies
	•	Board experience at The Travelers Companies and The Carlyle Group, and as a former Director of Nuveen Investments and Platinum Underwriters Holdings Ltd. (both prior to 2008)
	•	Affiliation with a leading academic institution as a member of the Board of Trustees of the University of Pennsylvania, the Board of Overseers of the University of Pennsylvania School of Veterinary Medicine, and the Industry Advisory Board of The Wharton Financial Institutions Center
	•	Affiliation with leading business associations (the Business Council and the American Insurance Association)

H.H. Fore	•	Global leadership position as Chairman and Chief Executive Officer of Holsman International
	•	Government service (former Administrator of the U.S. Agency for International Development and Director of U.S. Foreign Assistance; former Under Secretary of State for Management, the Chief Operating Officer for the Department of State; and former Director of the U.S. Mint)
	•	Board experience at Theravance, and as a former Director of Dexter Corporation and HSB Group (both prior to 2008)
	•	Leadership positions as Co-Chair of Asia Society and global Co-Chair of WomenCorporateDirectors, and as Trustee of the Aspen Institute and the Center for Strategic and International Studies
	•	Affiliation as a Director with leading humanitarian associations (the Committee Encouraging Corporate Philanthropy and the Center for Global Development)

K.C. Frazier	•	Global leadership position as Chairman, President, and Chief Executive Officer of Merck
	•	Board experience at Merck and at non-profit organizations
	•	Affiliation with leading legal, business, and public policy associations (the Council on Foreign Relations, the American Law Institute, the Business Council, and Pharmaceutical Research and Manufacturers of America)
	•	Recipient of award for extraordinary achievement in pro bono and public service

W.W. George	•	Global business experience as former Chairman, President, and Chief Executive Officer at Medtronic
	•	Leadership position as Professor of Management Practice at Harvard University
	•	Academic experience at Harvard Business School and at Yale School of Management
	•	Board experience as a Director of Goldman Sachs and as a former Director of Novartis, and Medtronic and Target (both prior to 2008)
	•	Affiliation with a leading medical institution as Trustee of the Mayo Clinic
	•	Authorship of books and articles on leadership and corporate governance

S.J. Palmisano	•	Global business experience as former Chairman, President, and Chief Executive Officer of IBM
	•	Board experience as a Director of American Express and former Director of IBM.
	•	Affiliation with leading business and public policy associations (the Business Roundtable and the Executive Committee of the Council on Competitiveness)
	•	Awarded honorary fellowship from the London Business School

S.S Reinemund	•	Global business experience as former Chairman, President, and Chief Executive Officer of PepsiCo
	•	Leadership position as Dean of Business at Wake Forest University
	•	Academic experience as Professor of Leadership and Strategy at Wake Forest University
	•	Financial expertise
	•	Board experience as a Director of American Express, Marriott, and Walmart, and as a former Director of Johnson & Johnson and PepsiCo (prior to 2008)
	•	Affiliation with leading charitable and business associations (United States Naval Academy Foundation, National Minority Supplier Development Council, and National Advisory Board of the Salvation Army)

R.W. Tillerson	•	Global business position as Chairman and Chief Executive Officer of ExxonMobil since January 2006 with demonstrated leadership skills resulting from a more-than 37-year career involving positions of increasing responsibility with the Company’s domestic and international business operations
	•	Affiliation with leading business and public policy associations (the Executive Committee of the American Petroleum Institute, the Center for Strategic and International Studies, the National Petroleum Council, the Business Council, the Business Roundtable, the Business Council for International Understanding, and the Emergency Committee for American Trade)
	•	Leadership as the Immediate Past President of the Boy Scouts of America, Vice Chairman of the Ford’s Theatre Society, and a former Director of the United Negro College Fund

W.C. Weldon	•	Global business experience as former Chairman and CEO of Johnson & Johnson
	•	Board experience as a Director of JPMorgan Chase and former Chairman of Johnson & Johnson
	•	Leadership positions as Director of US–China Business Council and Trustee of Quinnipiac University
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Affiliation with leading business associations (past Vice Chairman of the Business Council, the Business Roundtable, past Chairman of the CEO Roundtable on Cancer, Healthcare Leadership Council, and past Chairman of Pharmaceutical Research and Manufacturers of America)

E.E. Whitacre, Jr.	•	Global business experience as former Chairman and Chief Executive Officer of General Motors Company
	•	Global business experience as former Chairman and Chief Executive Officer of AT&T and SBC Communications
	•	Board experience as a former Director of Anheuser Busch, AT&T (prior to 2008), Burlington Northern Santa Fe, and General Motors
	•	Affiliation with leading business and community organizations (Institute for International Economics, the Business Council, Boy Scouts of America, Board of Regents of Texas Tech University, and the United Way)

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE), the additional standards referenced in our Corporate Governance Guidelines, and other facts and circumstances the Board considers relevant.

Under ExxonMobil’s Corporate Governance Guidelines, a director will not be independent if a reportable “related person transaction” exists with respect to that director or a member of the director’s family for the current or most recently completed fiscal year. See the Guidelines for Review of Related Person Transactions posted on the Corporate Governance section of our website and described in more detail under Related Person Transactions and Procedures on pages 15-17.

The Board has reviewed relevant relationships between ExxonMobil and each non-employee director and director nominee to determine compliance with the NYSE standards and ExxonMobil’s additional standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all ExxonMobil non-employee directors and nominees are independent. The Board has also determined that each member of the Audit, Board Affairs, Compensation, and Public Issues and Contributions Committees (see membership table on page 10) is independent.

In recommending that each director and nominee be found independent, the Board Affairs Committee reviewed the following transactions, relationships, or arrangements. All matters described below fall within the NYSE and ExxonMobil independence standards.

Name	Matters Considered
P. Brabeck-Letmathe	Ordinary course business with Nestlé (purchases of food and nutrition products; purchases of Nestlé commercial paper; sales of fuels and plastic film)
U.M. Burns	Ordinary course business with Xerox (purchases of business process, IT, document and benefit plan services)
J.S. Fishman	Ordinary course business with Travelers (purchases of insurance products)
K.C. Frazier	Ordinary course business with Merck (purchases of pharmaceuticals; sales of chemicals and oils)
S.J. Palmisano	Ordinary course business with IBM (purchases of consulting and IT maintenance services)

Board Meetings and Committees; Annual Meeting Attendance

The Board met 10 times in 2012. ExxonMobil’s incumbent directors, on average, attended approximately 93 percent of Board and committee meetings during 2012. No director attended less than 75 percent of such meetings except for Mr. Palmisano. Mr. Palmisano’s 2012 combined Board and committee attendance was 71 percent but would have been 79 percent if not for the effects of Hurricane Sandy, which delayed his travel to the October meetings held shortly thereafter. ExxonMobil’s non-employee directors held four executive sessions in 2012.

As specified in our Corporate Governance Guidelines, it is ExxonMobil’s policy that directors should make every effort to attend the annual meeting of shareholders. All incumbent directors attended last year’s meeting except Ms. Burns, who was first elected to the Board in November 2012.

The Board appoints committees to help carry out its duties. Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committees. Each committee has a written charter. The charters are posted on the Corporate Governance section of our website at exxonmobil.com/governance.

The table below shows the current membership of each Board committee and the number of meetings each committee held in 2012.

Director	Audit	Compensation	Board Affairs	Finance	Public Issues and Contributions	Executive(1)
M.J. Boskin	C			•		•
P. Brabeck-Letmathe	•			•
U.M. Burns	•			•
L.R. Faulkner	•			•
J.S. Fishman		•			•
H.H. Fore			•		•
K.C. Frazier			C		•
W.W. George		C	•			•
S.J. Palmisano		•	•			•
S.S Reinemund	•			•		•
R.W. Tillerson				C		C
E.E. Whitacre, Jr.		•			C
2012 Meetings	12	7	8	2	5	0

C = Chair

• = Member

(1)	Other directors serve as alternate members on a rotational basis.

Below is additional information about each Board committee.

Board Affairs Committee

The Board Affairs Committee serves as ExxonMobil’s nominating and corporate governance committee. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines. The Committee also reviews any issue involving an executive officer or director under ExxonMobil’s Code of Ethics and Business Conduct and administers ExxonMobil’s Related Person Transaction Guidelines.

The Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. These Selection Guidelines, as well as the Committee’s charter, are posted on the Corporate Governance section of our website, and are described in more detail below and in the section titled Director Qualifications on pages 5-8.

A substantial majority of the Board must meet the independence standards described in the Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency. The Board must include members with the particular experience required for service on key Board committees, as described in the committee charters.

The Guidelines for the Selection of Non-Employee Directors state:

“ExxonMobil recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.”

In addition to seeking a diverse set of business or academic experiences, the Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds, as well as gender and ethnic diversity. The Committee does not use quotas but considers diversity along with the other requirements of the Selection Guidelines when evaluating potential new directors. The Committee has also instructed its executive search firm to include diversity as part of the candidate search criteria.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee’s direction. The Committee has also engaged an executive search firm to help the Committee identify new director candidates. The firm identifies potential director candidates for the Committee to consider and helps research candidates identified by the Committee. Additionally, the Committee considers recommendations made by employee directors, shareholders, and others. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Selection Guidelines.

The recommendations of Ms. Burns and Mr. Weldon were made by non-employee directors.

Shareholders may send recommendations for director candidates to the Secretary at the address given under Contact Information on page 3. A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Selection Guidelines;

•	Information concerning any relationship between the candidate and the shareholder recommending the candidate; and

•	Material indicating the willingness of the candidate to serve if nominated and elected.

The procedures by which shareholders may recommend nominees have not changed materially since last year’s proxy statement.

The Committee also administers provisions of the Corporate Governance Guidelines that require a director to tender a resignation when there is a substantial change in the director’s circumstances. The Committee reviews the relevant facts to determine whether the director’s continued service would be appropriate and makes a recommendation to the Board. Since the last annual meeting, the Committee considered Mr. Palmisano’s retirement as Chairman of IBM. The Committee believed Mr. Palmisano would continue to be a valuable and effective member of the ExxonMobil Board.

Another responsibility of the Committee is to review and make recommendations to the Board regarding the compensation of the non-employee directors. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

Audit Committee

The Audit Committee oversees accounting and internal control matters. Its responsibilities include oversight of:

•	Management’s conduct of the Corporation’s financial reporting process;

•	The integrity of the financial statements and other financial information provided by the Corporation to the SEC and the public;

•	The Corporation’s system of internal accounting and financial controls;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function;

•	The independent auditors’ qualifications, performance, and independence; and

•	The annual independent audit of the Corporation’s financial statements.

The Committee has direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee also prepares the report that SEC rules require be included in the Corporation’s annual proxy statement. This report is on pages 59-60.

The Audit Committee has adopted specific policies and procedures for pre-approving fees paid to the independent auditors. Under the Audit Committee’s approach, an annual program of work is approved each October for the following categories of services: Audit, Audit-Related, and Tax. Additional engagements may be brought forward from time to time for pre-approval by the Audit Committee. Pre-approvals apply to engagements within a category of service, and cannot be transferred between categories. If fees might otherwise exceed pre-approved amounts for any category of permissible services, the incremental amounts must be reviewed and pre-approved prior to commitment. The complete text of the Audit Committee’s pre-approval policies and procedures is posted on the Corporate Governance section of ExxonMobil’s website.

The Board has determined that all members of the Committee are financially literate within the meaning of the NYSE standards, and that Dr. Boskin, Mr. Brabeck-Letmathe, Ms. Burns, Dr. Faulkner, and Mr. Reinemund are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee oversees compensation for ExxonMobil’s senior executives, including salary, bonus, and incentive awards. They also oversee succession planning for key executive positions. The Committee’s charter is available on the Corporate Governance section of our website.

During 2012, the Committee established the ceiling for the 2012 short term and long term incentive award programs, endorsed the salary program for 2013, reviewed the individual performance and contributions of each senior executive, granted individual incentive awards and set salaries for the senior executives, and reviewed progress on executive development and succession planning for senior positions.

The Compensation Committee’s report is on page 25.

The Committee does not delegate its responsibilities with respect to ExxonMobil’s executive officers and other senior executives (currently 25 positions). For other employees, the Committee delegates authority to determine individual salaries and incentive awards to a committee consisting of the Chairman and the Senior Vice Presidents of the Corporation. That committee’s actions are subject to a salary budget and aggregate annual ceilings on cash and equity incentive awards established by the Compensation Committee.

The Committee utilizes the expertise of an external independent consultant, Pearl Meyer & Partners. The Committee is solely and directly responsible for the appointment, compensation and oversight of the consultant. The Committee considers factors that could affect Pearl Meyer & Partners’ independence, including that the consultant provides no other services for ExxonMobil other than under its engagement by the Committee and the Board Affairs Committee as described below. Based on this review, the Committee has determined the consultant’s work for the Committee to be free from conflicts of interest.

At the direction of the Committee, the consultant provides the following services:

•	Attends meetings of the Compensation Committee.

•	Informs the Compensation Committee regarding:

–

General trends in executive compensation across industries, particularly trends that reflect a change in compensation practices. The consultant advises the Committee on whether changes in compensation practices are relevant to ExxonMobil’s compensation programs.

–	A perspective on the structure and competitive standing of ExxonMobil’s compensation program for senior executives.

•	Participates in the Committee’s deliberations regarding compensation for Named Executive Officers that include items such as:

–	How to interpret the level of compensation of each Named Executive Officer compared to similar positions across industries.

–

The appropriate level of each element of compensation for individual Named Executive Officers considering their career experience and length of experience in their positions, as well as general performance of the Company within the industry.

–	The pace at which compensation levels should be adjusted over future years.

–	How to weigh or consider the impact of a compensation change today on future retirement income.

–	The interpretation of issues involving executive compensation raised by shareholders and the appropriate responses from management.

–	The relationship between compensation and executive succession planning.

–	How the Committee should emphasize or weigh one element of compensation versus another to address the long-term nature of the business and long investment lead times of the Company’s capital program.

•	Prepares the analysis of comparator company compensation used by the Compensation Committee.

The input of the independent consultant is given serious consideration as part of the Committee’s decision-making process but is not assigned a weight versus the other matters considered by the Committee as described in the Compensation Discussion and Analysis beginning on page 26.

In addition, at the direction of the Chair of the Board Affairs Committee, Pearl Meyer & Partners provides an annual survey of non-employee director compensation for use by that Committee.

The Compensation Committee meets with ExxonMobil’s CEO and other senior executives during the year to review the Corporation’s business results and progress on strategic plans. The Committee uses this input to help determine the aggregate annual ceilings to be set for the Corporation’s cash and stock-based incentive award programs. The CEO also provides input to the Committee regarding performance assessments for ExxonMobil’s other senior executives and makes recommendations to the Committee with respect to salary and incentive awards for these executives and succession planning for senior positions. The CEO does not, however, participate in or provide input on decisions regarding his own compensation.

The Committee uses tally sheets to assess total compensation for the Corporation’s senior executives. The tally sheets value all elements of cash compensation; incentive awards, including restricted stock grants; the annual change in pension value; and, other benefits and perquisites. The tally sheets also display the value of outstanding awards and lump sum pension estimates.

See page 42 for additional information on tally sheets and other analytical tools used by the Committee to facilitate compensation decisions.

The Compensation Committee determines whether ExxonMobil’s compensation program could result in inappropriate risk taking. The assessment process includes examining each element of the Company’s compensation policies and practices to determine whether they encourage or reward excessive risk taking. Based on its assessment, the Committee does not believe that ExxonMobil’s compensation policies and practices create any material adverse risks for the Company.

The key design features of our compensation program that discourage inappropriate risk taking are summarized below. These elements are also described in more detail in the Compensation Discussion and Analysis section of this proxy statement.

•	Allocation of Compensation Elements

The objective of the Compensation Committee is to grant 50 to 70 percent of compensation in the form of restricted stock and 10 to 20 percent as an annual bonus. Salary comprises less than 10 percent of the total compensation. The allocation of these compensation elements for the Named Executive Officers for 2012 is shown on page 46. In the judgment of the Committee, this mix of short and long term incentives strikes an appropriate balance in aligning the interests of senior executives with the business priorities of the Company and sustainable growth in long-term shareholder value.

•	Restricted Stock

Long Holding Periods. As noted above, senior executives are granted a substantial portion of annual compensation in the form of restricted stock. These stock awards are restricted from sale for extended periods of time. Specifically, half of the annual stock award is restricted for 10 years or until retirement, whichever is later. The other half is restricted for five years.

Risk of Forfeiture. During these long holding periods, the stock is at risk of forfeiture for resignation or detrimental activity. The long vesting periods on stock and the risk of forfeiture together support an appropriate risk/reward profile that reinforces the long-term orientation expected of senior executives.

•	Annual Bonus

Delayed Payout. Payout of half of the annual bonus is delayed. This is a unique feature of our compensation program relative to many comparator companies and further discourages inappropriate risk taking; the timing of the delayed payout is determined by earnings performance.

Risk of Forfeiture. Similar to restricted stock, the delayed portion of the bonus is subject to risk of forfeiture for resignation or detrimental activity.

Recoupment. The entire annual bonus is subject to recoupment (“claw-back”) in the event of material negative restatement of the Corporation’s reported financial or operating results. The recoupment provision reinforces the importance of the Company’s financial controls and compliance programs.

•	Common Programs

All of ExxonMobil’s U.S. executives (more than 1,000), including the Named Executive Officers, are eligible for the same compensation and benefits programs (for example, the same salary, incentive, and savings and pension programs), which are reviewed by the Compensation Committee. We do not have special programs specifically for the CEO or other Named Executive Officers. Inappropriate risk taking is discouraged at all levels of the Company through similar compensation design features and allocation of awards.

In addition, the Committee believes that inappropriate risk taking is discouraged by the fact that senior executives are “at-will” employees of the Company. The CEO and the other Named Executive Officers do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

For more information on the Committee’s approach to executive compensation and the decisions made by the Committee for 2012, refer to the Compensation Discussion and Analysis beginning on page 26.

Finance Committee

The Finance Committee reviews ExxonMobil’s financial policies and strategies, including our capital structure, dividends, and share purchase program. The Committee authorizes the issuance of corporate debt subject to limits set by the Board. The Committee’s charter is available on the Corporate Governance section of our website.

Public Issues and Contributions Committee

The Public Issues and Contributions Committee reviews the effectiveness of the Corporation’s policies, programs, and practices with respect to safety, security, health, the environment, and social issues. The Committee hears reports from operating units on safety and environmental activities, and also visits operating sites to observe and comment on current operating practices. In addition, the Committee reviews the level of ExxonMobil’s support for education and other public service programs, including the Company’s contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in the United States at all levels, with special emphasis on math and science. The Foundation also supports the Company’s other cultural and public service giving. The Committee’s charter is available on the Corporate Governance section of our website.

Executive Committee

The Executive Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

Shareholder Communications

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send written or electronic communications to individual directors, including the Presiding Director, Board committees, or the non-employee directors as a group.

•	Written Communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under Contact Information on page 3.

•

Electronic Communications: You may send e-mail to individual non-employee directors, Board Committees, or the non-employee directors as a group by using the form provided for that purpose on our website at exxonmobil.com/directors.

Additional instructions and procedures for communicating with the directors are posted on the Corporate Governance section of our website at exxonmobil.com/proceduresdircom.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as the “Code”) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code includes a Conflicts of Interest Policy under which directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Corporation.

The Code is posted on the ExxonMobil website at exxonmobil.com/governance. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be posted promptly on our website.

The Corporation maintains procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to make complaints without identifying themselves. The Corporation also conducts periodic mandatory business practice training sessions, and requires regular employees and non-employee directors to make annual compliance certifications.

The Board Affairs Committee will initially review any suspected violation of the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted. Should such a waiver occur, it will be promptly disclosed on our website.

Related Person Transactions and Procedures

In accordance with SEC rules, ExxonMobil maintains Guidelines for Review of Related Person Transactions. These Guidelines are available on the Corporate Governance section of our website.

In accordance with the Related Person Transaction Guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Covered persons must also advise the Secretary of the Corporation promptly of any change in the information provided, and will be asked periodically to review and reaffirm their information.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, and step-relatives.

Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Board Affairs Committee. The Committee oversees the Related Person Transaction Guidelines generally and reviews specific items to assess materiality.

In assessing materiality for this purpose, information will be considered material if, in light of all the circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy or sell ExxonMobil stock or in deciding how to vote shares of ExxonMobil stock. A director will abstain from the decision on any transactions involving that director or his or her immediate family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition, based on a consideration of ExxonMobil’s facts and circumstances, the Committee will presume that the following transactions do not involve a material interest for purposes of reporting under SEC rules:

•

Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided: (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to enter into such transactions; and (2) the amount involved in any related category of transactions in a 12-month period is less than 1 percent of the entity’s gross revenues.

•

Grants or membership payments in the ordinary course of business to non-profit organizations, provided: (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to make such payments; and (2) the amount of general purpose grants in a 12-month period is less than 1 percent of the recipient’s gross revenues.

•

Payments under ExxonMobil plans and arrangements that are available generally to U.S. salaried employees (including contributions under the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs and payments to providers under ExxonMobil health care plans).

•

Employment by ExxonMobil of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Transactions or relationships not covered by the above standards will be assessed by the Committee on the basis of the specific facts and circumstances.

The following disclosures are made as of February 27, 2013, the date of the most recent Board Affairs Committee review of potential related person transactions.

ExxonMobil and its affiliates have about 77,000 regular employees around the world and employees related by birth or marriage may be found at all levels of the organization. ExxonMobil employees do not receive preferential treatment by reason of being related to an executive officer, and executive officers do not participate in hiring, performance evaluation, or compensation decisions for family members. ExxonMobil’s employment guidelines state, “Relatives of Company employees may be employed on a non-preferential basis. However, an employee should not be employed by or assigned to work under the direct supervision of a relative, or to report to a supervisor who in turn reports to a relative of the employee.”

M.W. Albers (Senior Vice President) has a daughter employed by ExxonMobil Development Company, and R.N. Schleckser (Vice President and Treasurer) has a brother employed by ExxonMobil Research and Engineering Company. In each case, the total value of the family member’s annual compensation (including benefits) exceeds the SEC threshold for disclosure. However, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider either of the relationships noted above to be material within the meaning of the related person transaction disclosure rules.

P.T. Mulva (Vice President and Controller) has a brother who retired in 2012 as Chairman and CEO of ConocoPhillips. As is the case with most other major companies in the oil and gas industry, ExxonMobil has a variety of business transactions with ConocoPhillips. These transactions include routine purchases and sales of crude oil, petroleum products, and pipeline transportation capacity. Affiliates of ExxonMobil and current or former affiliates of ConocoPhillips have joint ownership of a refinery in Germany and a number of pipelines, terminals, emergency response companies, and service companies, as well as undivided interests in a variety of exploration, development, and production projects. All of these transactions were entered into in the ordinary course of business without influence from P.T. Mulva. Neither P.T. Mulva nor, to our knowledge after reasonable inquiry, his brother, had any interest in these transactions different from the general interest of other employees and shareholders. Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider these transactions to be material within the meaning of the related person transaction disclosure rules.

S.J. Glass, Jr. (retired Vice President) has a brother who is a partner of a law firm that performs work for ExxonMobil. Mr. Glass was not involved in decisions to retain the firm, and, therefore, we do not consider the relationship to be material within the meaning of the related person transaction disclosure rules.

The Board Affairs Committee also reviewed ExxonMobil’s ordinary course business with companies for which non-employee directors or their immediate family members serve as executive officers. The Committee determined that, in accordance with the categorical standards described above, none of those matters represent reportable related person transactions. See Director Independence on page 9.

We are not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

The Corporation’s Related Person Transaction Guidelines are intended to assist the Corporation in complying with its disclosure obligations under SEC rules. These procedures are in addition to, not in lieu of, the Corporation’s Code of Ethics and Business Conduct.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees, including public company directorships during the past five years, is provided. All of our nominees currently serve as ExxonMobil directors except Mr. Weldon, who has been nominated by the Board for first election as a director at the annual meeting.

All director nominees have stated they are willing to serve if elected. If a nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one. Alternatively, the Board may reduce its size to equal the number of remaining nominees.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 67 Director since 1996

Principal Occupation: T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

Business Experience: Dr. Boskin is also a Research Associate, National Bureau of Economic Research. He is Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Current Public Company Directorships: Oracle (April 1994–Present)

Past Public Company Directorships: Shinsei Bank (March 2000–June 2009); Vodafone Group (June 1999–July 2008)

Peter Brabeck-Letmathe Age 68 Director since 2010

Principal Occupation: Chairman of the Board, Nestlé

Business Experience: Mr. Brabeck-Letmathe was elected Chairman of Nestlé in 2005, and Chief Executive Officer in 1997, and relinquished the role of CEO in 2008. He also served as Vice Chairman, Executive Vice President, and Senior Vice President of Nestlé.

Current Public Company Directorships: Nestlé (June 1997–Present); Credit Suisse Group (May 1997–Present); L’Oréal (June 1997–Present)

Past Public Company Directorships: Roche Holding (April 2000–March 2010)

Ursula M. Burns Age 54 Director since 2012

Principal Occupation: Chairman of the Board and Chief Executive Officer, Xerox Corporation

Business Experience: Ms. Burns was elected Chairman of Xerox in 2010, Chief Executive Officer in 2009, and President in 2007. She also served as Senior Vice President, Corporate Strategic Services; and Senior Vice President and President, Document Systems and Solutions Group, and Business Group Operations, at Xerox.

Current Public Company Directorships: Xerox (April 2007–Present); American Express (January 2004–Present)

Past Public Company Directorships: Boston Scientific (May 2002–May 2009)

Larry R. Faulkner Age 68 Director since 2008

Principal Occupation: President Emeritus, The University of Texas at Austin

Business Experience: Dr. Faulkner served as President of Houston Endowment from 2006 to 2012 and as President of The University of Texas at Austin from 1998 to 2006. He served on the chemistry faculties of The University of Texas, the University of Illinois, and Harvard University. At the University of Illinois, he also held a number of positions in academic administration including Provost and Vice Chancellor for Academic Affairs.

Current Public Company Directorships: None

Past Public Company Directorships: Guaranty Financial Group (December 2007–August 2009); Temple-Inland (August 2005–February 2012)

Jay S. Fishman Age 60 Director since 2010

Principal Occupation: Chairman of the Board and Chief Executive Officer, The Travelers Companies

Business Experience: Mr. Fishman was elected Chairman of The Travelers Companies in 2005, and Chief Executive Officer in 2004 upon the merger of The St. Paul Companies and Travelers Property Casualty Corporation. From 2001 to 2004, he was Chairman, Chief Executive Officer, and President of The St. Paul Companies.

Current Public Company Directorships: Travelers (October 2001–Present); The Carlyle Group (May 2012–Present)

Past Public Company Directorships: None

Henrietta H. Fore Age 64 Director since 2012

Principal Occupation: Chairman and Chief Executive Officer, Holsman International

Business Experience: Ms. Fore has served as Chairman and Chief Executive Officer of Holsman International since 2009. She served as the Administrator of the U.S. Agency for International Development and Director of U.S. Foreign Assistance from 2007 to 2009. She also served as Under Secretary of State for Management, the Chief Operating Officer for the Department of State, from 2005 to 2007.

Current Public Company Directorships: Theravance (October 2010–Present)

Past Public Company Directorships: None

Kenneth C. Frazier Age 58 Director since 2009

Principal Occupation: Chairman of the Board, President, and Chief Executive Officer, Merck & Co.

Business Experience: Mr. Frazier was elected President of Merck in 2010; Chief Executive Officer in January 2011; and Chairman of the Board in December 2011. He was elected Executive Vice President and President, Global Human Health, at Merck in 2007; and Executive Vice President and General Counsel in 2006. He served as Senior Vice President and General Counsel at Merck from 1999 to 2006.

Current Public Company Directorships: Merck (January 2011–Present)

Past Public Company Directorships: None

William W. George Age 70 Director since 2005

Principal Occupation: Professor of Management Practice, Harvard University

Business Experience: Mr. George was elected Chairman of Medtronic in 1996, and retired in 2002; Chief Executive Officer in 1991; and President and Chief Operating Officer in 1989.

Current Public Company Directorships: Goldman Sachs (December 2002–Present)

Past Public Company Directorships: Novartis (May 1999–February 2009)

Samuel J. Palmisano Age 61 Director since 2006 Presiding Director since 2008

Principal Occupation: Former Chairman of the Board, IBM

Business Experience: Mr. Palmisano was elected Chairman, President, and Chief Executive Officer of IBM in 2003; and relinquished the roles of President and CEO in January 2012 and Chairman in September 2012. Mr. Palmisano also served as President, Senior Vice President, and Group Executive for IBM’s Enterprise Systems Group, IBM Global Services, and IBM’s Personal Systems Group.

Current Public Company Directorships: American Express (March 2013–Present)

Past Public Company Directorships: IBM (July 2000–September 2012)

Steven S Reinemund Age 65 Director since 2007

Principal Occupation: Dean of Business, Wake Forest University

Business Experience: Mr. Reinemund served as Executive Chairman of the Board of PepsiCo from 2006 to 2007, and retired in 2007; was elected Chief Executive Officer and Chairman of the Board in 2001; President and Chief Operating Officer in 1999; and Director in 1996. He was also elected President and CEO of Frito-Lay in 1992 and Pizza Hut in 1986.

Current Public Company Directorships: American Express (April 2007–Present); Marriott (April 2007–Present); Walmart (June 2010–Present)

Past Public Company Directorships: Johnson & Johnson (October 2003–April 2008)

Rex W. Tillerson Age 61 Chairman and CEO since 2006 Director since 2004

Principal Occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation

Business Experience: Mr. Tillerson was elected Chairman and Chief Executive Officer of ExxonMobil in 2006; President and Director in 2004; and Senior Vice President in 2001. Mr. Tillerson has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1975, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; and Executive Vice President, ExxonMobil Development Company.

Current Public Company Directorships: None

Past Public Company Directorships: None

William C. Weldon Age 64 Director nominee

Principal Occupation: Former Chairman of the Board, Johnson & Johnson

Business Experience: Mr. Weldon was elected Chairman and CEO of Johnson & Johnson in 2002; and relinquished the roles of CEO in April 2012 and Chairman in December 2012. He also served as Vice Chairman from 2001 to 2002 and as Worldwide Chairman, Pharmaceuticals Group, from 1998 to 2001.

Current Public Company Directorships: JPMorgan Chase (March 2005–Present)

Past Public Company Directorships: Johnson & Johnson (February 2001–December 2012)

Edward E. Whitacre, Jr. Age 71 Director since 2008

Principal Occupation: Former Chairman of the Board, General Motors; Chairman Emeritus, AT&T

Business Experience: Mr. Whitacre joined General Motors in 2009 as Chairman, became Chief Executive Officer later in 2009, and relinquished the roles of Chief Executive Officer and Chairman in 2010. At AT&T, Mr. Whitacre was elected Chairman and Chief Executive Officer upon its merger with SBC Communications in 2005, and retired in 2007. He was elected Chairman and Chief Executive Officer of SBC in 1990; and President and Chief Operating Officer in 1988.

Current Public Company Directorships: None

Past Public Company Directorships: Anheuser Busch (September 1988–November 2008); Burlington Northern Santa Fe (April 1993–February 2010); General Motors (July 2009–December 2010)

DIRECTOR COMPENSATION

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•

Ensure the Company can attract and retain outstanding director candidates who meet the selection criteria outlined in the Guidelines for Selection of Non-Employee Directors, which can be found on the Corporate Governance section of our website;

•	Recognize the substantial time commitments necessary to oversee the affairs of the Corporation; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Board Affairs Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

ExxonMobil employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of cash and equity in the form of restricted stock. Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board meetings or other functions relating to their responsibilities as a director of Exxon Mobil Corporation.

The annual cash retainer for non-employee directors in 2012 was $110,000 per year. Chairs of the Audit and Compensation Committees and the Presiding Director receive an additional $10,000 per year.

A significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of shareholders. The annual restricted stock award grant for incumbent non-employee directors is 2,500 shares. A new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board.

While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the non-employee director is not allowed to sell the shares. The restricted shares may be forfeited if the non-employee director leaves the Board early, i.e., before the retirement age of 72, as specified for non-employee directors.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs under the same terms as the Corporation’s U.S. employees.

Director Compensation for 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)(b)	Total ($)
M.J. Boskin	120,000	215,713	0	0	0	420	336,133
P. Brabeck-Letmathe	110,000	215,713	0	0	0	420	326,133
U.M. Burns	10,462	703,120	0	0	0	67	713,649
L.R. Faulkner	110,000	215,713	0	0	0	420	326,133
J.S. Fishman	110,000	215,713	0	0	0	420	326,133
H.H. Fore	92,170	694,800	0	0	0	352	787,322
K.C. Frazier	110,000	215,713	0	0	0	420	326,133
W.W. George	120,000	215,713	0	0	0	420	336,133
M.C. Nelson (retired)	45,632	215,713	0	0	0	175	261,520
S.J. Palmisano	120,000	215,713	0	0	0	420	336,133
S.S Reinemund	110,000	215,713	0	0	0	420	326,133
E.E. Whitacre, Jr.	110,000	215,713	0	0	0	420	326,133

(a)	In accordance with SEC rules, the valuation of stock awards in this table represents fair value on the date of grant. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

Each director (other than Ms. Fore and Ms. Burns, who joined the Board in February 2012 and November 2012, respectively) received an annual grant of 2,500 restricted shares in January 2012. The valuation of these awards is based on a market price of $86.285 on the date of grant.

Ms. Fore received a one-time grant of 8,000 restricted shares upon being first elected to the Board in February 2012. The valuation of this award is based on the market price of $86.85 on the date of the grant.

Ms. Burns received a one-time grant of 8,000 restricted shares upon being first elected to the Board in November 2012. The valuation of this award is based on a market price of $87.89 on the date of the grant.

At year-end 2012, the aggregate number of restricted shares held by each director was as follows:

Name	Restricted Shares (#)
M.J. Boskin	56,800
P. Brabeck-Letmathe	13,000
U.M. Burns	8,000
L.R. Faulkner	18,000
J.S. Fishman	13,000
H.H. Fore	8,000
K.C. Frazier	15,500
W.W. George	28,500
S.J. Palmisano	24,500
S.S Reinemund	20,500
E.E. Whitacre, Jr.	18,000

(b)	The amount shown for each director is the cost of travel accident insurance covering death, dismemberment, or loss of sight, speech, or hearing under a policy purchased by the Corporation with a maximum benefit of $500,000 per individual.

The non-employee directors are not entitled to any additional payments or benefits as a result of leaving the Board or death except as described above. The non-employee directors are not entitled to any payments or benefits resulting from a change in control of the Corporation.

CERTAIN BENEFICIAL OWNERS

Based on our review of ownership reports filed with the SEC, the firm listed below is the only beneficial owner of more than 5 percent of ExxonMobil’s outstanding common stock as of December 31, 2012.

Name and Address of Beneficial Owner	Shares Owned	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	249,017,675	5.53%

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show the number of ExxonMobil common shares each executive named in the Summary Compensation Table on page 49 and each non-employee director or director nominee owned on February 28, 2013. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.05 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options
R.W. Tillerson	1,949,949		0
D.D. Humphreys	842,098	(1)	0
M.W. Albers	575,330	(2)	0
M.J. Dolan	608,200	(3)	0
A.P. Swiger	536,879		0

(1)	Includes 11,355 shares jointly owned with spouse and 16,078 shares held in trust by spouse.
(2)	Includes 15 shares owned by dependent child.
(3)	Includes 75,398 shares jointly owned with spouse.

Non-Employee Director/Nominee	Shares Owned
M.J. Boskin	59,300
P. Brabeck-Letmathe	15,500
U.M. Burns	10,706
L.R. Faulkner	20,500
J.S. Fishman	15,500
H.H. Fore	35,000
K.C. Frazier	18,000
W.W. George	41,000	(1)
S.J. Palmisano	27,000
S.S Reinemund	34,225	(2)
W.C. Weldon	0
E.E. Whitacre, Jr.	30,500

(1)	Includes 10,000 shares held as co-trustee of family foundation.
(2)	Includes 1,100 shares held in family trust of which spouse is a trustee.

On February 28, 2013, ExxonMobil’s incumbent directors and executive officers (31 people) together owned 9,036,165 shares of ExxonMobil stock and zero shares covered by exercisable options, representing about 0.20 percent of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC. We are not aware of any unfiled reports and are not aware of any late reports for 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis for 2012 with management of the Corporation. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement for the 2013 annual meeting of shareholders, and also incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

William W. George, Chair	Jay S. Fishman
Samuel J. Palmisano	Edward E. Whitacre, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) and Executive Compensation Tables are organized as follows:

Overview

2012 Shareholder Engagement

Preceding the 2012 advisory vote to approve executive compensation, ExxonMobil management held a series of meetings with institutional shareholders and conducted a webcast available to all shareholders to explain the Company’s executive compensation programs and answer questions, which typically took the form of requests for additional information or clarification. The following summarizes shareholder feedback and describes steps taken in this disclosure to address their requests for additional information.

Positive shareholder feedback was received on the following:

•	More than half of total compensation in equity.

•	Very long stock holding periods that extend through retirement.

•	Delayed payout of 50 percent of the annual bonus.

•	Disclosure of six years of realized pay history (full tenure of CEO).

•	Strong executive development, retention, and succession planning.

•	Absence of employment contracts and change-in-control arrangements.

•	All U.S. executives (more than 1,000), including the CEO, participate in common programs (the same salary, incentive, and retirement programs).

•	Improved overall disclosure of the compensation program.

Shareholders requested additional information on the following:

•	More explanation of the performance basis for determining the annual bonus award program.

In response to this request, the Compensation Committee is providing additional detail concerning the formula basis used to determine the annual bonus program. See page 32.

•

More explanation of the Committee’s determination that restricted stock grants with long vesting periods and risk of forfeiture provide better alignment with ExxonMobil’s business model than a short-term, formula-based method for structuring stock grants.

In response to this request, the charts and explanation on pages 34-35 are provided to illustrate why we believe our current stock program aligns more closely with ExxonMobil’s business model and the long-term interests of our shareholders.

Financial and Operating Performance

The financial and operating results outlined below provide additional perspective on ExxonMobil’s performance:

•	Earnings of $45 billion in 2012, a 9-percent increase versus 2011. Five-year annual average of $36 billion in earnings.

•

Distributed more than $30 billion in dividends and share purchases to shareholders in 2012, for a distribution yield of 7.5 percent. Distributed $292 billion in dividends and share purchases since the beginning of 2000. Dividends per share increased for the 30th consecutive year.

•	Industry-leading return on average capital employed (ROCE) of 25.4 percent, with a five-year average of 24.4 percent.

•	Improved safety and operations performance supported by effective risk management.

For definitions and additional information concerning ROCE, see page 5 of the 2012 Financial Statements and Supplemental Information included with the 2013 Proxy Statement.

Strategic Business Results

In addition to financial and operating performance, a key factor underlying the compensation decisions made by the Compensation Committee in 2012 was the progress achieved on strategic priorities. The accomplishments outlined below are expected to have a positive impact on ExxonMobil’s performance for decades.

•

ExxonMobil progressed the Strategic Cooperation Agreement with Rosneft to jointly participate in oil and natural gas exploration and development activities in Russia, the United States, and Canada, and to share technology and expertise. In 2012, we completed seismic data acquisition in the Black Sea and Kara Sea. We also agreed to jointly develop tight oil reserves in West Siberia and establish a joint Arctic Research Center for offshore developments.

•

Significant exploration discoveries in Romania, Tanzania, Nigeria, Australia, and Papua New Guinea added to the resource base. In addition, ExxonMobil was awarded the Skifska block in the Ukrainian sector of the Black Sea.

•

Strong progress on major projects, including first oil for three projects in Africa with a gross capacity of 350 thousand barrels per day. We also completed construction and began commissioning activities for the Kearl Oil Sands project in Canada and the Singapore Chemical Expansion project in Asia Pacific. The Papua New Guinea Liquefied Natural Gas project was also advanced.

•

Unconventional acreage positions in the United States were expanded in the liquids-rich Bakken and Woodford Ardmore plays, and an agreement was signed to acquire acreage in the Montney and Duvernay unconventional plays in western Canada.

•	ExxonMobil finalized plans to build a new world-scale specialty elastomers facility with joint venture partner Saudi Basic Industries Corporation (SABIC).

•	Downstream and Chemical holdings in Japan were restructured and reduced to further improve efficiencies and optimize returns.

Long–Term Business Performance and Basis for Compensation Decisions

The following charts illustrate the effectiveness of ExxonMobil’s compensation program in delivering superior results for shareholders over the long term. These results, in addition to individual performance, experience, and level of responsibility, helped form the basis for compensation decisions made by the Compensation Committee in 2012.

Chart 1: Safety • Safety is a core value for ExxonMobil, and nothing receives more attention from management. We also believe that safety performance is a leading indicator of business performance. We achieved improved safety performance in 2012.

Chart 2: Profitability • ExxonMobil continues to lead the industry in return on average capital employed (ROCE), a standard performance metric in our industry.

Chart 3: Shareholder Returns • ExxonMobil’s total shareholder return (TSR) is compared to other integrated oil companies in this chart. The compensation program is designed to support the business model, which is focused on long-term sustainable growth in shareholder value.

Chart 4: Shareholder Returns Compared to Others • The most relevant metric for comparing shareholder returns is the TSR of companies with similar size and scale in the same industry. However, given the relatively small number of U.S.-based oil and gas companies that are comparable in size and scale to ExxonMobil, and to provide a reasonable point of reference, we evaluate the compensation levels of other large U.S.-based companies as well. The criteria used to select these benchmark companies are outlined beginning on page 42. For illustration, this chart compares ExxonMobil’s TSR to the 12 companies used for benchmarking compensation.

The term “project” as used in this proxy statement does not necessarily have the same meaning as under SEC Rule 13q-1 relating to government payment reporting. For example, a single project for purposes of the rule may encompass numerous properties, agreements, investments, developments, phases, work efforts, activities, and components, each of which we may also informally describe as a “project.”

An analysis of historical TSR shows that one- and three-year TSR bears little correlation to prospective long-term TSR performance. For a more detailed analysis of the relationship between short- and long-term TSR, refer to page 48.

As discussed on page 48, short-term TSR comparisons can be misleading, particularly when measured across different industries. For example, when oil and gas industry TSR performance is measured against the S&P 500 for the period from 2008 to 2012, the starting point of the performance measurement period significantly affects the results due to the historically high crude prices in the second half of 2007, which elevated year-end equity prices for the oil and gas industry far greater than the general market.

(1)	Employee and contractor safety data from participating American Petroleum Institute companies (2012 industry data not available at time of publication).
(2)	XTO Energy Inc. data included beginning 2011.
(3)	Royal Dutch Shell, BP, and Chevron values are on a consistent basis with ExxonMobil, based on public information. For definitions and additional information concerning the calculation of ROCE, see page 5 of the 2012 Financial Statements and Supplemental Information included with the 2013 Proxy Statement.
(4)	TSR represents annualized returns assuming dividends are reinvested when paid.
(5)	Royal Dutch Shell, BP, and Chevron values are on a consistent basis with ExxonMobil, based on public information.
(6)	AT&T, Boeing, Chevron, Ford, General Electric, Hewlett-Packard, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon values are on a consistent basis with ExxonMobil, based on public information.

Chart 5: Annual Distribution Yield • This chart compares ExxonMobil to the industry group on the basis of combined dividend and share repurchase distribution yield. Over the most recent five-year period, ExxonMobil had an average yield of 7.2 percent, more than 50 percent higher than the industry group average of 4.7 percent. This metric further demonstrates the financial strength of ExxonMobil and its ability to provide industry-leading total distributions to shareholders.

CEO Compensation

A substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the Summary Compensation Table represents an incentive for future performance, not current cash compensation. The Summary Compensation Table is on page 49. This long-term incentive pay will not actually be received by the CEO for many years in the future and remains at risk of forfeiture.

Chart 6: CEO Reported Pay vs. Realized Pay • This chart demonstrates the long-term orientation of the compensation program by comparing the difference between the pay shown in the Summary Compensation Table and the actual pay realized by the CEO since his appointment in 2006.

Stock Options Granted 10 Years Prior

The column titled “Realized Pay” in Chart 6 includes the value realized from the exercise of stock options that were granted in 2001 and in prior years. Specifically, 39 percent of 2011 realized pay resulted from the exercise of the last options granted to the CEO, which would have expired if they had not been exercised in 2011; the execution of those options in 2011 reflects the impact of ExxonMobil stock appreciation since 2001. ExxonMobil has not granted any stock options to the CEO or any other employee since 2001.

(1)	Dividends and share repurchases as a percentage of beginning-of-year 2008 market capitalization.
(2)	Royal Dutch Shell, BP, and Chevron values are on a consistent basis with ExxonMobil, based on public information.

Year of Compensation	Reported Pay(3)	Realized Pay(4)	Realized Pay vs. Reported Pay		Realized Pay as a Percentage of Reported Pay
2012	$40,266,501	$15,561,163	–$	24,705,338	39%
2011	$34,920,506	$24,637,196	–$	10,283,310	71%
2010	$28,952,558	$14,229,609	–$	14,722,949	49%
2009	$27,168,317	$8,530,165	–$	18,638,152	31%
2008	$32,211,079	$10,212,091	–$	21,998,988	32%
2007	$27,172,280	$12,884,308	–$	14,287,972	47%
2006	$22,440,807	$6,712,435	–$	15,728,372	30%
				Average	43%

Alignment of CEO Reported Compensation

Chart 7: CEO Reported Pay vs. TSR • This chart illustrates how the percent change in reported pay has tracked ExxonMobil’s total shareholder return (TSR) during the current CEO’s tenure.

(3)	Reported Pay is Total Compensation based on the current reporting rules for the Summary Compensation Table. Reported Pay for 2006–2008 includes the grant date value of restricted stock to put all years of compensation on the same basis (rather than the annual expense value that was reported in the Summary Compensation Table for each of these years).
(4)	Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously-granted Earnings Bonus Units (EBU), net spread on stock option exercises, market value at vesting of previously-granted restricted stock, and All Other Compensation amounts realized during the year. Excludes the value of new/unvested EBU and restricted stock grants, change in pension value, and other amounts that will not actually be received until a future date.
(5)	TSR represents annualized returns assuming dividends are reinvested when paid.

Annual Bonus Program

The annual bonus for the CEO increased 5 percent in 2012, compared to a 9-percent increase in corporate earnings to $45 billion. Since 2002, the annual bonus program for more than 1,600 executives worldwide, including the CEO, has been based on the annual percentage change in projected net income according to the following formula:

Chart 8: Percent Change in Earnings vs. Percent Change in Bonus Award Program • This chart shows the consistent application of the bonus formula in each of the last 11 years, including years in which earnings declined. We also benchmark the bonus program, along with all other compensation, to ensure alignment with the market, as described in more detail beginning on page 42.

The bonus award program provides for differentiated awards based on pay grade and individual performance assessment. For this reason, the annual change in an executive’s bonus may not always track the percentage change in the bonus program.

In 2012, the CEO’s bonus was aligned with the formula. The Compensation Committee assessed the CEO’s performance as strong; the determination was heavily influenced by the financial and operating results and the progress on strategic priorities summarized beginning on page 27.

(1)	Since bonuses are granted in late November of each year, the formula relies on a projection of calendar year earnings just prior to the grant.
(2)	The purpose of the two-thirds adjustment is to mitigate the impact of commodity price swings on short-term earnings performance.
(3)	The earnings projection for 2012 versus the projection for 2011 was +7 percent (7% x 2/3 = 5% change in annual bonus award program).

Delayed Bonus Feature

Once the amount of the annual bonus is determined based on the formula described above, payout of 50 percent of the annual bonus amount is delayed until ExxonMobil’s cumulative earnings per share (EPS) reach a specified level ($6.25 for the 2012 grant versus $6.00 for 2011). The earnings-per-share threshold has been raised steadily over the years. For example, it was $3.00 per unit in 2001. This delayed bonus feature further aligns the interests of senior executives with sustainable growth in shareholder value.

Annual Bonus as a Percentage of Total Pay

The bonus is intentionally a small portion of the CEO’s total compensation (about 12 percent in 2012) to reflect the Committee’s continuing emphasis on long-term compensation. As a point of comparison, long-term, stock-based compensation represents 49 percent of the CEO’s 2012 total compensation, and 72 percent of total compensation when the pension accrual is excluded.

Recoupment

The annual bonus is also subject to recoupment in the case of a material negative restatement of ExxonMobil’s financial or operating results.

Restricted Stock Program

Risk Management and Investments

The compensation program recognizes the operating and investment risk inherent in the industry; long stock holding periods and risk of forfeiture encourage executives to focus on sustainable operations and results over the long term. This is a critical success factor given the scale, operational risk, and long lead times of ExxonMobil’s investments.

To provide additional perspective on the scale of ExxonMobil’s investments, our capital and exploration expenditures in 2012 were more than $39 billion, which exceeds the market capitalization of most U.S.-based oil and gas companies. Over the next five years, we expect to invest an additional $190 billion in the business.

This level of spend requires a disciplined, selective investment strategy and long-term focus. It also requires strong project execution and risk management. The restricted stock program reinforces these priorities.

Restricted Stock Grant

Half of the CEO’s reported compensation is in restricted stock with vesting periods far longer than most companies across all industries. The 2012 restricted stock grant to the CEO was awarded at the same share level as the last four years, with the vesting provisions described below. The grant was based on a performance assessment of the CEO by the Compensation Committee. The performance assessment was heavily influenced by the financial and operating results and the progress on strategic priorities summarized beginning on page 27 and discussed in more detail beginning on page 43.

Linkage to the Business Model

Chart 9: Project Cash Flow • ExxonMobil’s stock program is unique in how it effectively links executive pay to our business model and the interests of long-term shareholders. Our business model is characterized by significant capital intensity, operational risk, and very long investment lead times that can span multiple decades. As mentioned on page 33, ExxonMobil expects to invest $190 billion over the next five years. Chart 9 is an example of the annual investment required and the cash flow generated by a typical ExxonMobil project.

Long-Term Program Design

The stock program aligns with long investment lead times by granting restricted stock with 50 percent of the shares not vesting until five years after grant and the remaining 50 percent not vesting until 10 years after grant or retirement, whichever is later. This formula results in senior executives holding individual stock grants for well over 10 years in many cases. For example, half of the shares granted to the CEO in 2002 will not vest until January 2018, or 15 years later. Vesting is not accelerated for any reason other than death. The size of individual grants is based on a rigorous annual performance assessment of individual executives including an assessment of progress on strategic priorities, as outlined on page 28.

Comparison to Formula-Based Pay

Chart 10: Shares Vested by Year • Some shareholders have suggested that ExxonMobil consider using a formula-based measure of relative performance to increase the variability of our restricted stock award payouts, or vesting, based on three-year TSR versus the industry. While this approach may be appropriate for the business model of other companies, Chart 10 helps illustrate why the Compensation Committee does not believe such a formula-based plan would deliver the desired results for ExxonMobil’s business model.

In Chart 10, the ExxonMobil case represents an annual grant of restricted stock vesting 50 percent in five years and 50 percent in 10 years or retirement, whichever is later, consistent with ExxonMobil’s current program. The alternate case represents an annual grant of the same target number of shares vesting on the third anniversary of the grant date, according to a formula. Specifically, on each vesting date the percentage of target shares vesting would depend on ExxonMobil’s relative three-year TSR rank versus our primary competitors – Royal Dutch Shell, BP, and Chevron. The following payout factors are applied to the initial grants based on the ranking outcome: Rank 1 = 200 percent; Rank 2 = 150 percent; Rank 3 = 50 percent; and Rank 4 = 0 percent.

Notwithstanding ExxonMobil’s demonstrated record of superior performance versus peers over 10- and 20-year periods, for purposes of the alternate case we have assumed that the Company’s relative TSR ranking over short periods of time will vary. In Chart 10, TSR ranking has been determined by a Monte Carlo simulation that applies equal probability to each rank position. The Monte Carlo simulation method is consistent with U.S. GAAP accounting principles for valuing performance stock awards.

A key observation from Chart 10 is the potential for an alternate program with a short-term focus to result in unintended consequences, including:

•	Rewarding short-term performance that bears little correlation to long-term sustainable growth in shareholder value (see page 48).

•	Diminished focus on long-term operations integrity.

•	Incentive to underinvest in the business to achieve short-term TSR results.

•	Incentive to take excessive risks.

Integration of Project Net Cash Flow and Compensation Program Design

Chart 11: Integration of Project Net Cash Flow and Compensation Program Design • This chart combines Charts 9 and 10 to illustrate the relationship between the investment profile of a typical ExxonMobil project and the vesting profiles of the ExxonMobil stock program and the alternate method. Chart 11 illustrates how the ExxonMobil design of granting and vesting stock better aligns with the lead times and risks of our business. As shown, the high degree of variability of the alternate method (blue line) and earlier payout are misaligned with the investment profile of a typical ExxonMobil project and could result in an overemphasis on short-term business performance at the expense of sustainable risk management and long-term business results. Sustainable growth in shareholder value relies on strong alignment between the design of compensation and the ExxonMobil investment profile shown in Chart 11.

Better Alignment with Long-Term Shareholders

ExxonMobil’s compensation strategy puts the value of an executive’s compensation at risk in a way that is similar to the risk assumed by long-term shareholders, and it helps ensure that business decisions made by executives are consistent with the priorities of long-term shareholders and the business model. This compensation strategy also ensures that the majority of compensation granted over multiple years and the shareholding net worth of senior executives are linked to the performance of ExxonMobil stock and resulting shareholder value.

Hold Through Retirement and Risk of Forfeiture

As illustrated in Chart 9, management decisions on large, capital-intensive projects affect financial and operating results for decades into the future. Thus, the holding periods and the risk of forfeiture of these stock-based awards extend beyond retirement.

Under the ExxonMobil program, approximately 70 percent of a senior executive’s cumulative shares granted over the illustrated time period will be unvested and at risk during employment, versus approximately 30 percent for the alternate case. After retirement, the ExxonMobil executive will continue to have shares unvested and at risk of forfeiture for 10 years.

Scale and Scope of ExxonMobil and Compensation Impact

The Compensation Committee believes that performance should be the primary basis on which compensation decisions are made, particularly annual changes in compensation.

At the same time, the Committee believes that the compensation program should recognize that ExxonMobil’s senior executives are responsible for managing a larger investment on behalf of shareholders relative to that of most other large, publicly traded companies. The geographic scope involves conducting business in more than 120 countries and territories.

Chart 12: Scale of ExxonMobil vs. Compensation Benchmark Companies • The table below puts into perspective the scale, scope, and complexity of ExxonMobil versus our compensation benchmark companies.

The Committee does not suggest that compensation should be directly proportional to the relative size of the Company. Rather, the Committee places the most emphasis on individual performance and business results. At the same time, the Committee takes into consideration the size and complexity of ExxonMobil as one of several factors in determining compensation levels.

($ in billions)	Revenue(2)		Market Capitalization		Assets(3)		Net Income(4)
Comparator Companies
Median ($)	110		185		140		10.7
75th Percentile ($)	129		198		208		13.9
90th Percentile ($)	144		216		233		16.4
ExxonMobil ($)	421		390		334		44.9
ExxonMobil Rank (percentile)	100		100		100		100
ExxonMobil – Multiple of Median	3.8	x	2.1	x	2.4	x	4.2	x

To further illustrate the size and scale challenge, the following demonstrates the ratio of financial values managed for each dollar of compensation paid to the CEO of ExxonMobil relative to the CEOs of comparator companies:(5)

ExxonMobil – Multiple of Median	2.9	x	1.6	x	1.5	x	3.2	x

(1)	Comparator companies consist of: AT&T, Boeing, Chevron, Ford, General Electric, Hewlett-Packard, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. These comparator companies have been selected based on their alignment with ExxonMobil’s current business circumstances, as described in more detail beginning on page 42. Financial data estimated based on publicly available information. Market capitalization is as of December 31, 2012.
(2)	Trailing twelve months (TTM); excludes excise taxes and other sales-based taxes, if applicable.
(3)	Excludes General Electric due to lack of comparability resulting from how assets are quantified and reported for its financial business.
(4)	Trailing twelve months (TTM).
(5)	For consistency, CEO compensation is based on most recent one-year total compensation as disclosed in the Summary Compensation Table of the proxy statements filed as of January 1, 2013.

Prior Say-on-Pay Vote and Shareholder Engagement

The Compensation Committee has carefully considered the results of the 2012 advisory vote on executive compensation, in which more than 77 percent of votes cast were FOR the compensation of the Named Executive Officers, as described in the 2012 Proxy Statement. The Committee also discussed ExxonMobil’s executive compensation program with its independent consultant, as described in more detail beginning on page 12.

As described earlier in the Overview, the Committee considered shareholder feedback on executive compensation received through a wide-ranging dialogue between management and numerous shareholders, including ExxonMobil’s largest shareholders, many of whom have held our stock for over a decade. This provided an excellent opportunity to discuss the alignment between pay and performance, including the Company’s long-standing philosophy that executive compensation should be based on long-term performance.

From this dialogue with shareholders and the analysis outlined on pages 34–35, we concluded that a formula-based approach that relies heavily on one- or three-year total shareholder return could encourage inappropriate risk taking and have a lasting and negative impact on ExxonMobil’s business by encouraging a focus on more immediate results at the expense of our long-term business model. In contrast, the compensation program described herein is designed to ensure that executives maintain an unwavering focus on the long-term performance of the business. We expect this ongoing focus will continue to generate strong operating and financial results for the benefit of our long-term shareholders.

The Committee respects all shareholder votes, both FOR and AGAINST our compensation program. The Committee is committed to continued engagement between shareholders and the Company to fully understand diverse viewpoints and discuss the important connections between ExxonMobil’s compensation program, business strategy, and long-term financial and operating performance.

Key Elements of the Compensation Program

Career Orientation

•

It takes a long period of time and significant investment to develop the experienced executive talent necessary to effectively lead a company with the scale and technical complexity of ExxonMobil. Senior executives must have experience with all phases of the business cycle to be effective leaders. For this reason, it is our objective to attract and retain for a career the best talent available.

•

Career orientation among a dedicated and highly skilled workforce, combined with the highest performance standards, contribute to the Company’s leadership and integrity in the industry and serve the interests of shareholders in the long term.

•	Career orientation requires compensation programs that promote retention by delaying and placing at risk of forfeiture the majority of annual compensation.

•

This principle of career orientation is coupled with a strong belief that executive talent should be developed and promoted from within. Development of talent from within avoids the need for employment contracts, severance agreements, or change-in-control arrangements typically needed to recruit executives from other companies.

•	The long Company service of high-performing executive officers reflects this strategy at all levels of the organization.

–	The Named Executive Officers (NEOs) have career service ranging from 32 to more than 37 years.

–	The other executive officers of the Corporation have on average more than 30 years of career service.

–

Each of the executive officers has been carefully evaluated and selected through rigorous performance assessment and succession planning processes over a long career. In their current assignments, they remain subject to a challenging annual performance assessment in which they must continue to meet the highest standards or be reassigned or separated from the Company.

Salary

•	Salaries provide executives with a base level of income.

•	The level of annual salary is based on the executive’s individual performance, experience, and level of responsibility.

•

Salary decisions directly affect the level of retirement benefits since salary is included in retirement benefit formulas. Annual performance assessments and benchmarking determine the percentage change in salary in any given year. Thus, the level of retirement benefits is influenced by individual performance.

Bonus

•	The annual bonus program is determined based on the annual percentage change in projected net income (earnings) of the Company as described on page 32.

•	The annual bonus program is highly variable depending on annual earnings.

•	The size of individual bonus awards is differentiated among eligible executives based on pay grades and individual performance, a method that applies to more than a thousand executives.

•

After the size of individual bonus awards is determined, the award is generally delivered as shown below. Fifty percent of the annual bonus is delayed until a specified cumulative earnings-per-share trigger is achieved. This delay feature represents an additional performance factor, as described on page 33.

•

Earnings Bonus Units are cash awards that are tied to future cumulative earnings per share. Earnings Bonus Units pay out when a specified level of cumulative earnings per share is achieved or within three years at a reduced level. This delayed payout feature further aligns the interests of senior executives with sustainable long-term growth in shareholder value.

–

For bonus awards granted in 2012, the cumulative earnings per share, or trigger, required for payout of the delayed portion was $6.25 per unit versus $6.00 per unit in 2011. This earnings-per-share trigger has been increased steadily over the years. For example, it was $3.00 per unit in 2001.

–

If cumulative earnings per share do not reach the level required for payout within three years, the delayed portion of the bonus is reduced to an amount equal to the number of units times the actual cumulative earnings per share over the three-year period.

–

The intent of the earnings-per-share trigger is to tie the timing of the bonus payment to the rate of the Corporation’s future earnings and not to decrease the amount of the payment, although the award is at risk of forfeiture as described below. Thus, the trigger is set intentionally at a level that is expected to be achieved within the three-year period. However, as previously noted, the amount of the payment is reduced if the specified cumulative earnings per share is not achieved.

–	Prior to payment, the delayed portion of a bonus may be forfeited if the executive leaves the Company before the standard retirement age, or engages in activity that is detrimental to the Company.

–

Cash and Earnings Bonus Unit payments are subject to recoupment in the event of material negative restatement of the Corporation’s reported financial or operating results. Even though a restatement is unlikely given ExxonMobil’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies, a recoupment policy was approved by the Board of Directors to reinforce the well-understood philosophy that incentive awards are at risk of forfeiture and that how we achieve results is as important as the actual results.

•

The Compensation Committee established a ceiling for the 2012 bonus program of $266 million versus $259 million in 2011. The size of the bonus program compared to 2012 corporate earnings of $45 billion is 0.6 percent of earnings. The annual bonus awards reflect the combined value at grant of cash and Earnings Bonus Units.

Stock

•

Stock-based compensation accounts for a substantial portion of annual total compensation to align the personal financial interests of executives with the long-term interests of shareholders and encourage a long-term perspective.

•

The objective is to grant 50 to 70 percent of a senior executive’s annual total compensation in the form of restricted stock as measured by grant date fair market value and described beginning on page 45. (Total compensation for this purpose excludes the value of the annual pension accrual.)

•

The Compensation Committee makes grant decisions on a share-denominated basis rather than a price basis. The Committee does not support a practice of offsetting the loss or gain of prior restricted stock grants by the value of current year grants. This practice would minimize the risk/reward profile of stock-based awards and undermine the long-term view that executives are expected to adopt.

•

The Corporation also compares the total value of restricted stock grants against the combined value of all forms of long-term awards by comparator companies through an annual benchmarking process (see pages 42–43).

Vesting and Restriction Periods

•

It is ExxonMobil’s policy that executives hold significant amounts of stock granted under our incentive program for multiple years after retirement. To implement this policy, the following vesting provisions are in place for the most-senior executives:

–	50 percent of each grant is unvested for five years; and

–	The balance is unvested for 10 years or until retirement, whichever is later.

•

As a result of these vesting provisions for the most-senior executives, more than half of the total amount of restricted stock may not be sold or transferred until after the executive retires and the stock awards have reached the 10-year holding requirement.

•

For example, 50 percent of the last stock grant received by a senior executive in the year preceding retirement will not vest for 10 years following the grant even though the executive is retired throughout most of that 10-year period.

•	The restricted period for stock awards is not subject to acceleration, except in the case of death.

Rationale

•

Given the long-term orientation of ExxonMobil’s business, granting equity in the form of restricted stock with long vesting provisions keeps executives focused on the fundamental premise that decisions made currently affect the performance of the Corporation and its stock many years into the future.

•

The long restricted stock vesting periods support a long-term risk/reward profile that aligns with underlying business fundamentals and discourages inappropriate risk taking. These long vesting periods hold executives accountable for many years into the future, even into retirement, for investment and operating decisions that are made today.

•

The long restriction periods reinforce the Company’s focus on growing shareholder value over the long term by subjecting a large percentage of executive compensation and net worth in shareholdings to the long-term return on ExxonMobil stock realized by shareholders.

•	Restricted stock removes employee discretion on the sale of Company-granted stock holdings and reinforces the retention objectives of the compensation program.

Forfeiture Risk and Hedging Policy

•	Restricted stock is subject to forfeiture if an executive:

–

Leaves the Company before standard retirement time (defined as age 65 for U.S. employees). In the event of early retirement prior to the age of 65 (i.e., age 55 to 64), the Compensation Committee must approve the retention of awards by an executive officer.

–	Engages in activity that is detrimental to the Company, even if such activity occurs or is discovered after retirement.

•	Company policy prohibits all active employees, including executives, from entering into put or call options on ExxonMobil common stock or futures contracts on oil or gas.

Share Utilization

•

The Compensation Committee establishes a ceiling each year for annual stock awards. The overall number of shares granted in the restricted stock program in 2012 represents dilution of 0.2 percent, which is well below the average of the other large U.S.-based companies benchmarked for compensation and incentive program purposes based on historical grant patterns.

•	The Company has a long-established practice of purchasing shares in the marketplace to eliminate the dilutive effect of stock-based incentive awards.

Prior Stock Programs

•

All stock-based awards granted since 2003 are granted under the Corporation’s 2003 Incentive Program. All stock-based awards granted prior to 2003 that remain outstanding were granted under the Corporation’s 1993 Incentive Program. No further grants can be made under the 1993 Incentive Program.

•	Prior to 2002, ExxonMobil granted Career Shares to the Company’s most-senior executives.

–

Career Shares vest the year following an executive’s retirement and are subject to forfeiture on substantially the same terms as current grants of restricted stock. The long vesting period further aligns the personal financial interests of executives with the long-term interests of shareholders, and helps ExxonMobil retain senior executives for the duration of their careers.

–	The Corporation ceased granting Career Shares in 2002 when the Corporation began granting restricted stock to the broader executive population in lieu of stock options.

–

Restricted stock and long mandatory holding periods achieve the same objectives as Career Shares, but also achieve even longer-term holding periods following retirement. Therefore, it is unnecessary to grant both Career Shares and the current form of restricted stock.

–	Career Shares could be granted again in the future under the Corporation’s 2003 Incentive Program, but there are no current plans to make such grants.

Stock Ownership

•

The table below shows stock ownership as a multiple of salary and the percentage of shares that are still subject to restrictions for the Named Executive Officers as of year-end 2012. The average for all other U.S.-dollar-paid executive officers as of year-end 2012 is also provided. Valuation for this purpose is based on the Company’s year-end 2012 stock price. These levels of stock ownership ensure executive officers have a significant stake in the sustainable long-term success of the Corporation.

Name	Dollar Value of Stock Ownership as a Multiple of Salary	Percent of Shares Restricted
R.W. Tillerson	66	81%
D.D. Humphreys	58	91%
M.W. Albers	49	84%
M.J. Dolan	49	86%
A.P. Swiger	48	70%
All Other U.S.-Dollar-Paid Executive Officers (average)	35	79%

Retirement Plans

The Corporation maintains retirement and other employee benefit plans to attract and retain the best talent. The retirement plans include defined contribution plans, which are attractive to new hires, since they can immediately begin building an account balance; and defined benefit plans, which are particularly valuable in retaining mid- and late-career employees.

Common Programs

•

Senior executives participate in the same tax-qualified pension and savings plans as other U.S. employees. Senior executives also participate in the same nonqualified defined benefit and defined contribution plans as other U.S. executives.

•

A key principle on which the pension and savings programs are based is commonality of design for all employees, except where the American Jobs Creation Act of 2004 requires delayed timing of nonqualified plan distributions for higher-level executives. The same principle of commonality applies to the Company health care benefits (see page 58).

Pension Plans

•

Pension plans provide a strong incentive for employees to stay until retirement age, consistent with the long-term nature of the Company’s business and its objective of promoting long-term career employment.

•

Because pension benefits use final average pay applied to all years of service, the increase in pension values is greatest late in an employee’s career when compensation tends to be highest. This enhances the retention feature of the plans with respect to high performers whose compensation increases as their job responsibilities expand.

•

The value of the pension plans is combined with other key elements of compensation — salary, bonus, and long-term stock awards — to achieve total compensation that is competitive with other companies of similar scope and complexity. Pay for the purpose of pension calculations includes base salary and bonus, but does not include stock-based compensation.

•

The tax-qualified and nonqualified pension plans, described in more detail beginning on page 55, provide an annual benefit of 1.6 percent of final average pay per year of service, with an offset for Social Security benefits.

•	Bonus includes the amounts that are paid at grant and the amounts delayed by the Company, as described on page 38.

•

The portion of annual bonus subject to delayed payment is expected to pay out (subject to forfeiture provisions), and, therefore, is properly included for pension purposes as being earned in the year of grant rather than the year of payment, as described on page 56.

•	Pension benefits are paid upon retirement as follows:

–	Qualified pension plan benefits are payable, at the election of the employee, in a lump sum or in one of various forms of annuity payments.

–	Nonqualified pension plan benefits are paid in the form of an equivalent lump sum six months after retirement.

Qualified Savings Plan

•

The qualified savings plan described on page 51 permits employees to make pre- or post-tax contributions and receive a Company-matching contribution of 7 percent of eligible salary, subject to Internal Revenue Code (“Code”) limits on the amount of pay taken into account and the total amount of contributions.

•	To receive the Company-matching contribution, employees must contribute a minimum of 6 percent of salary.

•	Qualified benefits are payable in a single lump sum or in partial withdrawals at any time after retirement.

•	The Code generally requires distributions to commence after a retired employee has attained age 70-1/2.

Nonqualified Savings Plan

•

The nonqualified savings plan described on pages 51 and 58 does not permit employee contributions, but provides 7 percent of eligible pay to restore matching contributions that could not be made to the qualified plan due to Code limits.

•	The nonqualified savings plan balance is paid in a single lump sum six months after retirement.

Compensation Committee Decisions

The Committee sets the compensation for the Named Executive Officers and certain other senior executives. The following describes the basis on which the Committee made decisions in 2012.

Analytical Tools

Tally Sheets

•

A tally sheet is a matrix used by the Compensation Committee that shows the individual elements of compensation and benefits, including retirement, for each Named Executive Officer. The total of all compensation and benefit plan elements is included to reflect the full employment costs for each Named Executive Officer.

•	Tally sheets were used for the following principal purposes:

–	To understand how decisions on each individual element of compensation affect total compensation for each senior executive;

–	To gauge total compensation for each senior executive against publicly available data for similar positions at comparator companies; and

–	To confirm that stock-based compensation represents a substantial portion of each senior executive’s total compensation.

Pension Modeling

•	A pension-modeling tool was used to determine how current compensation decisions would affect pension values of the CEO upon retirement.

Benchmarking

•	Compensation is benchmarked annually. The primary benchmark for the Named Executive Officers is a select group of large companies across industries.

•	Comparator Companies

–	The following criteria are used to select comparator companies:

•	U.S. companies;

•	International operations;

•	Large scope and complexity;

•	Capital intensive; and

•	Proven sustainability/permanence.

–

The 12 companies benchmarked are listed below and are the same companies as noted in the 2012 Proxy Statement, except that ConocoPhillips was replaced by Ford Motor Company. ConocoPhillips was removed as a result of their upstream and downstream operations being split into separate companies in 2012, reducing the company’s size, complexity, and scope. The benchmark companies align with ExxonMobil’s current business circumstances and the above selection criteria. However, even with this comparator group, differences in size, scope, and complexity versus ExxonMobil can be significant as illustrated in the Overview.

AT&T Boeing Chevron	Ford Motor Company General Electric Hewlett-Packard	IBM Johnson & Johnson Pfizer	Procter & Gamble United Technologies Verizon

–

In the United States, only Chevron has the size, complexity, and geographic scope in the oil and gas business to provide a reasonable comparison. Other smaller oil companies in the United States do not have the international scale or functional integration to allow meaningful comparisons.

•	Principles

–

Consistent with the Compensation Committee’s practice of using well-informed judgment to determine overall executive compensation, the Committee does not target any particular percentile among comparator companies at which to align compensation.

–

When the Committee cross-checks compensation levels against comparator companies, the focus is on a broader and more flexible orientation, generally a range around the median of comparator company compensation, which provides the ability to:

•	Differentiate compensation based on experience and performance levels among executives;

•	Minimize the potential for automatic ratcheting-up of compensation that could occur with an inflexible and narrow target among benchmarked companies;

•	Manage salaries based on a career orientation; and

•	Better respond to changing business conditions.

–	These benchmarking principles apply to salaries and the annual incentive program that includes bonus awards and stock grants.

–

For the purpose of its analysis, the Compensation Committee does not adjust for differences in the types or nature of businesses among the comparator companies. Consideration is given, however, to the differences in size, scope, and complexity between ExxonMobil and the comparator companies. This is one of several judgmental factors the Committee considers, and is not based on a formula.

–	The Compensation Committee uses an independent consultant to assist in this analysis as discussed in the Corporate Governance section on page 12.

Performance Measurements

The Committee reviewed the business results and individual contributions by the Named Executive Officers and determined that the Company’s performance versus the industry and individual performance for each of the Named Executive Officers continues to be very strong. Decisions made by the Compensation Committee in 2012 were based on the Company’s business results and strategic priorities, as well as individual performance, experience, and level of responsibility as described below.

Business Results Considered

The basis for the salary and incentive award decisions made by the Committee in 2012 include the safety, financial, and operating performance measurements and strategic business results discussed in the Overview beginning on page 27, as well as the Company’s continued maintenance of sound business controls and a strong corporate governance environment. The Committee considered the results in aggregate and over multiple years in recognition of the long-term nature of our business.

Performance Assessment Process

•	The business results form the context in which the Committee assesses the individual performance of each senior executive, taking into account experience and level of responsibility.

•

During the annual executive development review with the Board of Directors in October of each year, the CEO reviews the performance of all officers in achieving results in line with the long-term business performance as described on pages 27-30.

•	The same long-term business results are key elements in the assessment of the CEO’s performance by the Compensation Committee.

•

The performance of all officers is also assessed by the Board of Directors throughout the year. This occurs during specific business reviews and Board Committee meetings that provide reports on strategy development; operating and financial results; safety, security, health, and environmental results; business controls; and other areas pertinent to the general performance of the Company.

•

The Committee does not use quantitative targets or formulas to assess executive performance. The Compensation Committee does not assign weights to the factors considered. Formula-based performance assessments typically require emphasis on two or three business metrics. For the Company to be an industry leader and effectively manage the technical complexity and global scope of ExxonMobil, the most-senior executives must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

•

An executive’s performance must be high in all key performance areas for the executive to receive an overall superior evaluation. Outstanding performance in one area will not cancel out poor performance in another. For example:

–

A problem in safety, security, health, or environmental performance in a business unit for which the executive is responsible could result in an executive’s incentive award being reduced even though the executive’s performance against financial and other criteria was superior.

–

A violation of the Company’s code of business conduct could result in elimination of an executive’s incentive award for the year, as well as termination of employment and/or cancellation of all previously granted awards that have not yet vested or been paid.

•

The Management Committee and all other executive officers are expected to perform at the highest level or they are replaced. If it is determined that another executive is ready and would make a stronger contribution than one of the current executive officers, a succession plan is implemented and the incumbent is reassigned or separated from the Company.

•

The fact that executives do not have employment contracts, severance agreements, or change-in-control arrangements eliminates any real or perceived “safety net” with respect to job security. This increases the risk and consequences to the individual of performance that does not meet the highest standards.

Individual Experience and Responsibility

Experience and assigned responsibilities are factors in assessing the contribution of individual executives. The current responsibilities, tenure in the current job, and recent past experience of each Named Executive Officer are described below.

•

Mr. Tillerson was a Senior Vice President before becoming President and a member of the Board in 2004 and Chairman of the Board and CEO in 2006. More information regarding his career history is on page 21.

•

Mr. Humphreys was Vice President and Controller, and then Vice President and Treasurer before becoming Senior Vice President and Treasurer in 2006. The role of Treasurer was transferred to a new position reporting to Mr. Humphreys in 2011. In connection with Mr. Humphreys’ scheduled retirement, he resigned as an officer of the Company effective December 31, 2012.

•	Mr. Albers was President of ExxonMobil Development Company before becoming Senior Vice President in 2007.

•	Mr. Dolan was President of ExxonMobil Chemical Company before becoming Senior Vice President in 2008.

•

Mr. Swiger was President of ExxonMobil Gas & Power Marketing Company before becoming Senior Vice President in 2009. Mr. Swiger became ExxonMobil’s Principal Financial Officer effective January 1, 2013.

As discussed on page 37, the career service for Named Executive Officers ranges from 32 to more than 37 years.

Pay Awarded to Named Executive Officers

•

Within the context of the compensation program structure and performance assessment processes described above, the Compensation Committee aligned the value of 2012 incentive awards and 2013 salary adjustments with:

–	Performance of the Company, including the business results outlined beginning on page 27;

–	Individual performance; and

–	Annual compensation of comparator companies.

•

The Committee’s decisions reflect its judgment taking all factors into consideration. The Committee approved the individual elements of compensation and the total compensation as shown in the tables beginning on page 49.

•

In exercising its judgment to determine the specific amount of bonus and stock awards granted to each Named Executive Officer, the Committee considered all of the performance factors discussed under Performance Measurements beginning on page 43.

CEO

•

The higher level of compensation for Mr. Tillerson as CEO versus the other Named Executive Officers reflects his greater level of responsibility, including the ultimate responsibility for the performance of the Corporation and oversight of the other senior executives.

•	The significant achievements regarding the long-term strategic results outlined on pages 27–30 were a major factor in the compensation approved by the Compensation Committee for Mr. Tillerson.

Other Named Executive Officers

•

The higher level of compensation for Mr. Humphreys versus the other Named Executive Officers reflects his level of responsibility as Senior Vice President and experience as a member of the Management Committee. Mr. Humphreys reported to the CEO.

Compensation Allocation

•

To achieve alignment with the interests of shareholders, the objective is that 50 to 70 percent of annual total compensation be in the form of stock with long holding periods as described on page 39. For the CEO, stock represents 72 percent of total compensation when the pension accrual is excluded from total compensation and 49 percent when it is included. Over half of the pension accrual in 2012 is influenced by historically low interest rates. The value of the pension accrual upon retirement could change substantially based on a range of factors (see page 50).

•

To further tie compensation to the performance of the business, the objective is to have 10 to 20 percent of annual total compensation in the form of variable annual bonus awards, which are described beginning on page 38.

•	Salary represents less than 10 percent of annual total compensation, with pension accruals and other forms of compensation comprising the remainder.

•

Whether an executive’s total compensation is near, substantially below, or substantially above the comparator group median is a qualitative factor the Compensation Committee considers along with experience, level of responsibility, and performance (see page 43).

•	The allocation of compensation in 2012 for the CEO and the average for the other Named Executive Officers is illustrated in the chart below.

(1)	72 percent excluding pension accrual
(2)	70 percent excluding pension accrual

Salary

•

The changes in salary for the Named Executive Officers from the prior year, as shown in the Summary Compensation Table, primarily reflect alignment with the market for the base salary program for all U.S. executives, taking into account increased individual experience and level of responsibility.

Bonus

•

Annual bonuses (consisting of cash plus the full value of Earnings Bonus Units awards) were increased approximately 5 percent for Messrs. Tillerson and Humphreys and approximately 13 to 14 percent for Messrs. Albers, Dolan, and Swiger due to an increase in their pay grade.

•

While the Committee considered all the factors referenced in this CD&A in determining specific bonus awards, the 9-percent increase in Company earnings in 2012 was the primary factor resulting in the increase of award amounts from 2011. The formula for determining the annual bonus program is described on page 32.

•

The relatively greater increases in the bonuses for Messrs. Albers, Dolan, and Swiger compared to the other Named Executive Officers reflect their transition to higher pay grades, which takes into consideration the competitive orientation and internal alignment of their overall compensation levels. Promotions can include movement to a higher pay grade within the same position consistent with our strategy to advance high-performing employees over a career and ensure competitive alignment.

Restricted Stock

•	The number of shares granted as restricted stock in 2012 was the same as the 2011 grant for Messrs. Tillerson and Humphreys. The grant level was increased for Messrs. Albers, Dolan, and Swiger.

•

While the Committee considered all the factors referenced in this CD&A in determining stock awards, the increase in the number of shares granted to Messrs. Albers, Dolan, and Swiger from 2011 primarily reflects their transition to higher pay grades and internal alignment as previously noted.

•	The grant date fair value of each restricted share was 9.7 percent higher in 2012, in line with the higher stock price on the 2012 grant date compared to 2011.

Pension

•

This category comprises the change in pension value as shown in the Summary Compensation Table. The lower lump sum interest rate for 2012 (2.5 percent) versus 2011 (3.5 percent) is a primary factor contributing to the higher pension accruals shown in the Summary Compensation Table. These values are estimates. The actual value of the pension will be determined at the time each individual retires from the Company. A breakdown of the factors that determined the change in the pension value for Mr. Tillerson in 2012 is in the narrative to the Summary Compensation Table.

All Other Compensation

•	This category comprises all other compensation as shown in the Summary Compensation Table.

Award Timing

•

The Compensation Committee grants incentive awards to the Company’s senior executives at its regular November meeting, which is held either the day of or the day before the regularly scheduled November Board of Directors meeting.

–	The Board of Directors meeting is scheduled more than a year in advance and is held on the last Wednesday of the month (or on Tuesday if the last Wednesday immediately precedes Thanksgiving).

–	This firm timing of award grants is reinforced through a decision-making process in which the Corporation does not grant awards by written consent.

•

A committee comprising ExxonMobil’s Chairman and Senior Vice Presidents grants incentive awards to other eligible managerial, professional, and technical employees, within the parameters of the bonus and equity award ceilings approved by the Compensation Committee. This includes employees below the level of Business Line Presidents and Staff Function Vice Presidents. The schedule of the November meeting of the Compensation Committee as described above determines when this committee meets to approve the annual incentive grants for employees under its purview.

•	The Company has not granted stock options since 2001.

Tax Matters

•

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other three most highly paid executives other than the Principal Financial Officer (PFO). Performance-based compensation that meets Internal Revenue Service requirements is not subject to this limit.

–

The short term awards and restricted stock grants described above are intended to meet these requirements so that ExxonMobil can deduct the related expenses. Under the material terms of performance goals previously approved by shareholders, the Corporation must achieve positive net income (earnings) in order to make any incentive awards to the covered executives. If positive earnings are achieved, individual awards to these executives are subject to a maximum cap of 0.2 percent of earnings in the case of short term awards, and 0.5 percent of earnings in the case of long term awards. Restricted stock awards to the covered executives for purposes of Section 162(m) of the Internal Revenue Code are made only under the “performance stock” provisions of the 2003 Incentive Program, which include the shareholder-approved goal and cap. The Compensation Committee has no authority to amend or change the shareholder-approved goals.

•

These terms have been established to meet tax regulations and do not represent the actual operational goals we expect our senior executives to achieve. Actual award levels are determined based on a subjective consideration of all the factors previously discussed in this report and are less than the shareholder-approved terms would permit.

–

Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. The primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent rather than the Internal Revenue Code.

•	In 2005, the Compensation Committee eliminated the ability of executives to defer payment of incentive awards. Executives may not defer any element of compensation prior to retirement.

•	Tax assistance is not provided by the Company for either the short term or long term incentive awards discussed above.

•

The Company has designed all nonqualified pension and other benefits in a manner intended to avoid tax penalties that potentially could be imposed on the recipients of such amounts by Section 409A of the Code. This is achieved by setting the form and timing of distributions to eliminate executive and Company discretion.

•	The above discussion of tax consequences is based on the Company’s interpretation of current tax laws.

Relative Total Shareholder Return (TSR) Correlation Analysis

•

Some compensation models advocate the use of short-term TSR as a basis to measure business performance. However, short-term TSR is generally not a good predictor of sustainable growth in shareholder value over the long term.

•

To better explain this lack of correlation as it applies to ExxonMobil, the table below illustrates how one- and three-year TSR correlates to long-term TSR over the last 45 years (1968–2012). Specifically, for the last 45-year period, we measured the correlation between the relative one- and three-year TSRs respectively (determined on a calendar-year basis) as they relate to the relative TSRs of the subsequent 10-year periods, comparing ExxonMobil’s performance versus the S&P 500 index. We completed a similar analysis of ExxonMobil relative to our industry group over a 31-year period.

•

As shown in the table below, the relative TSR performance of ExxonMobil versus the S&P 500 over the previous one- and three-year periods predicts less than 5 percent and less than 14 percent, respectively, of the following 10-year relative TSRs. In the same analysis using our industry group, the corresponding outcomes were less than 1 percent and less than 14 percent, respectively.

Correlation to Relative 10-Year TSR
	ExxonMobil vs. S&P 500	ExxonMobil vs. Industry Group(1)
1-year TSR	less than 5%	less than 1%
3-year TSR	less than 14%	less than 14%

(1)	Royal Dutch Shell, BP, and Chevron.

•

These analyses show that there is a very low correlation between short-term relative TSR and long-term relative stock performance. This underscores the importance of ExxonMobil maintaining a compensation program that supports the long-term orientation of the business model. We believe ExxonMobil’s compensation design, with its strong performance basis and long-term orientation, will produce superior results for shareholders over time.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2012

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
R.W. Tillerson Chairman and CEO	2012 2011 2010	2,567,000 2,387,000 2,207,000	4,587,000 4,368,000 3,360,000	19,627,875 17,890,875 15,465,375	0 0 0	0 0 0	13,037,201 9,755,401 7,476,262	447,425 519,230 443,921	40,266,501 34,920,506 28,952,558
D.D. Humphreys PFO; Senior Vice President (through 12/31/2012)	2012 2011 2010	1,255,000 1,170,000 1,085,000	3,144,000 2,994,000 2,144,000	10,817,140 9,859,860 7,904,525	0 0 0	0 0 0	6,427,251 4,327,208 2,305,873	156,354 134,992 124,445	21,799,745 18,486,060 13,563,843
M.W. Albers Senior Vice President	2012 2011	1,020,000 942,500	2,345,000 2,070,000	7,920,938 6,679,260	0 0	0 0	6,975,372 3,837,964	123,905 106,937	18,385,215 13,636,661
M.J. Dolan Senior Vice President	2012 2011 2010	1,077,500 991,250 920,000	2,527,000 2,232,000 1,592,000	8,601,371 7,219,962 5,773,740	0 0 0	0 0 0	7,738,975 4,657,416 3,173,100	118,041 106,369 98,597	20,062,887 15,206,997 11,557,437
A.P. Swiger Senior Vice President; PFO (effective 1/1/2013)	2012	962,500	2,174,000	7,327,740	0	0	7,281,545	102,616	17,848,401

Employment Arrangements

ExxonMobil’s Compensation Committee believes senior executives should be “at-will” employees of the Corporation. Accordingly, the CEO and other executive officers, including the other officers named in these tables, do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

Salary

•

Effective January 1, 2013, Mr. Tillerson’s annual salary increased to $2,717,000. Effective April 1, 2013, the annual salary was increased for Mr. Albers to $1,110,000; Mr. Dolan to $1,200,000; and Mr. Swiger to $1,075,000.

•

The 2012 and 2013 salary increases reflect adjustments to the competitive position of the base salary program for U.S. executives, taking into account individual experience and level of responsibility.

•

Salary (together with other compensation related to fringe benefits or perquisites) is not deductible by the Corporation to the extent that it exceeds $1 million for any Named Executive Officer (other than the PFO).

Bonus

•	As described in more detail in the CD&A, the 2012 bonus shown was paid one-half in cash at the time of grant. The Company delays payment of the balance until cumulative earnings reach $6.25 per share.

•	Delayed bonus amounts do not earn interest.

•	The bonus and the stock awards described below are intended to meet the requirements of Section 162(m) of the Internal Revenue Code. See Tax Matters on page 47.

Stock Awards

•

In accordance with disclosure regulations, the valuation of “Stock Awards” in this table represents the grant date fair value, which is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date ($87.24 on November 28, 2012; $79.52 on November 30, 2011; and, $68.74 on November 23, 2010).

•	See the narrative accompanying the Grants of Plan-Based Awards table for information regarding the terms of restricted stock.

•	Dividends on stock awards are not shown in the table because those amounts are reflected in the grant date fair value.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts shown in this column in the Summary Compensation Table represent the change in pension value. Earnings on nonqualified deferred compensation (supplemental savings plan) are no longer required to be included because, as of January 1, 2008, interest is limited to 120 percent of the long-term Applicable Federal Rate.

Pension Value

•

The change in pension value shown in the table for 2012 is the increase between year-end 2011 and year-end 2012 in the present value of each executive’s pension benefits under the plans described in more detail in the text following the Pension Benefits table beginning on page 55.

•

For each year end, the data reflect an annuity beginning at age 60 (or current age if over 60) equal to 1.6 percent of the participant’s covered compensation multiplied by years of service at year end. These values are converted to lump sums using the plan’s applicable factors and then discounted. For employees under age 60, this discount is calculated to present values based on the time difference between the individual’s age at year-end 2012 and age 60 (and at year-end 2011 and age 60) using the interest rates for financial reporting of pension obligations as of each year end. The difference between the two year-end amounts represents the annual increase in the value of the pension shown in the Summary Compensation Table.

•

The lump sum interest rate applied for an employee who worked through the end of 2011 was 3.5 percent. The lump sum interest rate applied for an employee who worked through the end of 2012 was 2.5 percent.

•	The discount rate for determining the present value of benefits was 5 percent as of year-end 2011 and 4 percent as of year-end 2012.

•

The reduction in the lump sum interest rate is the primary contributing factor to the increase in the present value of age 60 benefits shown. This rate could be higher or lower at the time of actual retirement. An increase in interest rates would reduce the lump sum value of pension benefits.

•

For Mr. Tillerson, the increase in the pension value shown in the Summary Compensation Table for 2012 represents a 24-percent increase in the present value of his pension benefits as shown in the Pension Benefits table on page 55. The following table provides a breakdown of the factors that determine the 24-percent change in the pension value for Mr. Tillerson.

Factors	Increase in Pension Value (Percent)	Change in Present Value ($)
Lower Lump Sum Interest Rate	13	6,895,641
Change in Final Average Bonus	7	3,740,955
Change in Final Average Salary	3	1,554,929
Age and Service	1	845,676
Total Increase	24	13,037,201

All Other Compensation

The following table breaks down the amounts included in the All Other Compensation column of the Summary Compensation Table in 2012.

Name	Life Insurance ($)	Savings Plan ($)	Personal Security ($)	Personal Use of Company		Financial Planning ($)	Total ($)
				Aircraft ($)	Properties/Car ($)
R.W. Tillerson	76,290	179,690	112,706	68,687	0	10,052	447,425
D.D. Humphreys	39,534	87,850	6,013	10,804	2,101	10,052	156,354
M.W. Albers	20,147	71,400	2,469	1,076	18,761	10,052	123,905
M.J. Dolan	22,085	75,425	9,235	0	1,244	10,052	118,041
A.P. Swiger	19,711	67,375	4,773	0	705	10,052	102,616

Life Insurance

•	The Company offers senior executives term life insurance or a Company-paid death benefit.

•	Coverage under either option equals 4 times base salary until age 65, and a declining multiple thereafter until age 75, at which point the multiple remains at 2.5 times salary.

•	For executives with life insurance coverage, the premium cost in any year depends on overall financial and mortality experience under the group policy.

•	For executives electing the death benefit, there is no cash cost until the executive dies, as benefits are paid directly by the Company.

•

The amount shown is based on Internal Revenue Service tables used to value the term cost of such coverage. This valuation is applied since the actual life insurance premium is a single payment for a large group of executives that does not represent the cost of insuring one specific individual; and because one of the Named Executive Officers has elected the death benefit, the long-term cost of which is comparable to the insurance.

•

The Company eliminated the executive term life insurance and Company-paid death benefit for all newly eligible executives as of October 1, 2007, but retained it for all current participants, including the Named Executive Officers.

Savings Plan

•

The amount shown is the value of Company-matching contributions under ExxonMobil’s tax-qualified defined contribution (401(k)) plan and Company credits under the related nonqualified supplemental plan. The Company credit is 7 percent, which is consistent with the matching contribution for all employees participating in the savings plan.

•

The nonqualified supplemental plan provides all affected employees with the 7-percent Company credit to which they would otherwise be entitled as a matching contribution under the qualified plan but for limitations under the Internal Revenue Code. All affected employees participate in the nonqualified supplemental plan on the same basis.

•	The value of the credits to the nonqualified supplemental plan is also disclosed in the Nonqualified Deferred Compensation table on page 57.

Personal Security

•	The Company provides security for its employees as appropriate based on an assessment of risk. The assessment includes consideration of the employee’s position and work location.

•

The Company does not consider any such security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company; however, the disclosure regulations require certain security costs to be reported as personal benefits.

•

The amounts shown in the table include the following types of security-related costs: security systems at executive residences; security services and personnel (at residences and/or during personal travel); car and personal security driver; and Company mobile phones. Costs of security relating to travel for business purposes are not included.

•

The car provided for security reasons and used primarily for commuting is valued based on the annualized cost of the car plus maintenance and fuel. Reported costs for rental cars utilized due to security concerns during personal travel are the actual incremental costs.

•

For security personnel employed by the Company, the cost is the actual incremental cost of expenses incurred by the security personnel. Total salary, wages, and benefits for security personnel are not allocated because the Company already incurs these costs for business purposes.

•	For security contractors, the cost is the actual incremental cost of such contractors associated with the executive’s personal time.

•

For Mr. Tillerson, the amount shown includes $67,914 for residential security and $35,998 for the cost for his car provided for security reasons as described above. The remainder is for security costs relating to personal travel, mobile phones, and other communications equipment for conducting business in a secure manner.

Aircraft

•

Incremental cost for personal use of the aircraft is based on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these capital costs for business purposes.

•	For security reasons, the Board requires the Chairman and CEO to use Company aircraft for both business and personal travel.

•

The Committee considers these costs to be necessary, security-related business expenses rather than perquisites, but per the disclosure regulations, we report the incremental cost of aircraft usage for personal travel.

Properties/Car

•

The Company owns or leases various venues for the purpose of business entertainment, including boxes and season tickets to sporting events and recreation and conference retreat properties. When these venues are not otherwise in use for business entertainment, the tickets and properties may be available for use by Company executives and other personnel.

•

The table shows the incremental cost incurred for any personal use of these venues by the Named Executive Officers. Cost for this purpose is based solely on incremental operating costs (catering, transportation, incremental employee or contractor costs, etc.) and does not include annual or capital costs of these venues since the Company already incurs these costs for business purposes.

•

The amount shown also includes the incremental cost for personal use of a Company car, which is based on an assumed cost of $0.56 per mile. Driver personnel costs are not allocated because the Company already incurs these costs for business purposes.

Financial Planning

•	The Company provides financial planning services to senior executives, which includes tax preparation. This benefit is valued based on the actual charge for the services.

Grants of Plan-Based Awards for 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh -old ($)	Tar- get ($)	Maxi- mum ($)	Thresh -old (#)	Tar- get (#)	Maxi- mum (#)
R.W. Tillerson	11/28/2012	0	0	0	0	0	0	225,000	0	0	19,627,875
D.D. Humphreys	11/28/2012	0	0	0	0	0	0	124,000	0	0	10,817,140
M.W. Albers	11/28/2012	0	0	0	0	0	0	90,800	0	0	7,920,938
M.J. Dolan	11/28/2012	0	0	0	0	0	0	98,600	0	0	8,601,371
A.P. Swiger	11/28/2012	0	0	0	0	0	0	84,000	0	0	7,327,740

The awards granted in 2012 are in the form of restricted stock.

Restrictions and Forfeiture Risk

•

These grants are restricted: (1) for one-half of the shares, until five years after the grant date; and (2) for the balance, until 10 years after the grant date or retirement, whichever occurs later. These restricted periods are not subject to acceleration, except upon death, and thus, shares may remain subject to restriction for many years after an executive’s retirement.

•

During the restricted period, the executive receives the same cash dividends as a holder of regular common stock and may vote the shares; however, the executive may not sell or transfer the shares, or use them as collateral.

•

The shares also remain subject to forfeiture during the restricted period in case of an unapproved early termination of employment or in case the executive is found to have engaged in activity that is detrimental to the Company. Detrimental activity may include conduct that violates the Company’s Ethics or Conflicts of Interest policies.

Grant Date

•	The grant date is the same as the date on which the Compensation Committee of the Board met to approve the awards, as described on page 47.

•

Grant date fair value is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date ($87.24 on November 28, 2012).

Outstanding Equity Awards at Fiscal Year-End for 2012

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R.W. Tillerson	0	0	0	0	—	1,576,000	136,402,800	0	0
D.D. Humphreys	0	0	0	0	—	768,750	66,535,313	0	0
M.W. Albers	0	0	0	0	—	485,500	42,020,025	0	0
M.J. Dolan	0	0	0	0	—	523,450	45,304,598	0	0
A.P. Swiger	0	0	0	0	—	375,400	32,490,870	0	0

Stock Awards (Restricted Stock)

•	See the narrative accompanying the Grants of Plan-Based Awards table for more information regarding the terms of restricted stock.

•

The table below shows the dates on which the respective restricted periods for the restricted stock shown in the previous table expire, assuming the awards are not forfeited and the executive is living when the restrictions lapse.

Name	Date Restrictions Lapse and Number of Shares
	11/25/2013	11/24/2014	11/23/2015	11/30/2016	11/28/2017	10 Years or Retirement, Whichever Occurs Later	Retirement(1)
R.W. Tillerson	112,500	112,500	112,500	112,500	112,500	995,500	18,000
D.D. Humphreys	53,200	53,200	57,500	62,000	62,000	460,850	20,000
M.W. Albers	35,350	38,500	38,500	42,000	45,400	285,750	0
M.J. Dolan	35,350	38,500	42,000	45,400	49,300	312,900	0
A.P. Swiger	23,400	30,000	34,250	38,500	42,000	207,250	0

(1)	Restrictions lapse on Career Shares on the first day of the calendar year following retirement. See page 40 for more information regarding Career Shares.

Option Exercises and Stock Vested for 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.W. Tillerson	0	0	92,500	8,069,238
D.D. Humphreys	0	0	45,400	3,960,469
M.W. Albers	0	0	32,200	2,808,967
M.J. Dolan	0	0	32,200	2,808,967
A.P. Swiger	0	0	35,250	3,088,850

Stock Awards/Restriction Lapse in 2012

•

Restrictions lapsed on 50 percent of stock awards that were granted in 2007. Mr. Swiger also had restrictions lapse on 50 percent of stock awards that were granted in 2005 at which time he was not an executive officer; therefore the grant was subject to a different vesting schedule than his current and more recent awards.

•	The number of shares acquired on vesting is the gross number of shares to which the award relates.

•	The value realized is the gross number of shares times the market price, which is the average of the high and low sale prices on the NYSE on the date that restrictions lapse.

•

The net number of shares acquired (gross number of shares less shares withheld for taxes): 58,783 for Mr. Tillerson; 28,851 for Mr. Humphreys; 20,463 for Mr. Albers; 20,463 for Mr. Dolan; and 22,401 for Mr. Swiger.

•	Refer to the Stock section beginning on page 39 for additional information on restricted stock awards.

Pension Benefits for 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R.W. Tillerson	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	37.58 37.58 37.58	2,337,049 21,783,938 43,951,138	0 0 0
D.D. Humphreys	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	36.40 36.40 36.40	1,942,602 8,070,200 24,769,873	0 0 0
M.W. Albers	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	33.42 33.42 33.42	1,800,701 5,511,937 15,659,365	0 0 0
M.J. Dolan	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	32.42 32.42 32.42	2,009,992 6,597,592 18,633,061	0 0 0
A.P. Swiger	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	34.33 34.33 34.33	1,890,756 5,162,695 14,956,513	0 0 0

Pension Plan

•

The tax-qualified pension plan provides a benefit calculated as an annual annuity beginning at the Plan’s normal retirement age equal to 1.6 percent of the participant’s final average salary multiplied by years of credited service, minus an offset for Social Security benefits.

–	Final average salary is the average of the highest 36 consecutive months in the 10 years of service prior to retirement.

–	Final average salary included and benefits paid are subject to the limits on compensation ($250,000 for 2012) and benefits prescribed under the Internal Revenue Code.

–	The annuity amount may be further reduced by the Internal Revenue Code limit on the annuity value of benefits from qualified plans.

•	The benefit is available as a lump sum or in various annuity forms.

•	The defined benefit pension arrangements (qualified and nonqualified) help to attract and retain employees at all levels of the Corporation.

•	The defined benefit pension plan provides a strong incentive for employees to stay until retirement age.

•

The plan uses final average pay applied to all years of service, and thus, the increase in pension values is greatest late in career, when compensation tends to be highest. This retention feature is strong for high performers, whose compensation increases as their job responsibilities continue to expand throughout their career, making their level of retirement income performance-based.

Supplemental Pension Plan

•	The nonqualified Supplemental Pension Plan provides a benefit calculated as the annuity amount that exceeds Internal Revenue Code limits referred to above.

•	It is calculated as an annual annuity beginning at normal retirement age but is converted to a lump sum benefit using the same factors that apply for the qualified plan.

•

To help meet the retention and performance objectives described for U.S. salaried employees, the Supplemental Pension Plan provides pension benefits to the extent annual salary exceeds the amount that can be considered in determining qualified pension benefits ($250,000 for 2012, adjusted each year based on inflation) and to the extent other limits may apply to qualified benefits.

•

Without the Supplemental Pension Plan, the retention power of the overall pension plan would be greatly reduced for employees earning more than that amount, since the increase in their pension values in mid- to late- career would be, in effect, based on relatively flat final average pay.

Additional Payments Plan

•

The nonqualified Additional Payments Plan provides a benefit calculated as an annual annuity beginning at normal retirement age equal to 1.6 percent of the participant’s average annual bonus multiplied by years of credited service, but is converted to a lump sum using the same factors that apply for the qualified plan.

–

The plan uses the average of the annual bonus for the three highest grants of the last five prior to retirement (including the portion of the annual bonus that is paid at time of grant and the portion that is paid on a delayed basis as described on page 38).

•

Benefits under the Additional Payments Plan are forfeited if an employee resigns prior to completion of 15 years of service and attainment of age 55. All of the Named Executive Officers have satisfied these conditions.

•

The objective of the Additional Payments Plan is to support retention and performance objectives in light of the Compensation Committee’s practice of putting higher percentages of annual cash compensation at risk at higher executive levels.

•

The Compensation Committee believes that even though a large percentage of annual cash compensation is discretionary and based on Corporate business performance, it should not be excluded from the pension calculation. Inclusion of discretionary bonuses in the pension formula strengthens the performance basis of such bonuses.

•	By limiting bonuses to those granted in the five years prior to retirement, there is a strong motivation for executives to continue to perform at a high level.

•

The Additional Payments Plan is designed to be a powerful retention tool since benefits are forfeited if the employee resigns prior to completion of 15 years of service and attainment of age 55. The plan applies on the same terms to all U.S. salaried employees who receive a bonus.

Present Value Pension Calculations

•

The present value of accumulated benefits shown in the Pension Benefits table is determined by converting the annuity values earned as of year end to lump sum values payable at age 60 (or at the employee’s actual age, if older) using the mortality tables and interest rate (2.5 percent) that would apply to a participant who worked through the end of 2012, and retired in the first quarter of 2013.

•

The actual lump sum conversion factors that will apply when each executive retires may be different. For executives who were not yet age 60, the present value as of year-end 2012 of each executive’s age-60 lump sum is determined using a discount rate of 4 percent, the rate used for valuing pension obligations for purposes of the Corporation’s financial statements for 2012.

Effect of Early Termination or Death

•	All three pension plans require attainment of age 55 and completion of 15 years of service to be eligible for early retirement. All Named Executive Officers have satisfied this requirement.

•	The Named Executive Officers have not received any additional service credit. Actual service is reflected in the above table.

•	The early retirement benefit consists of an annuity that is undiscounted for retirement ages of 60 years or over, with a discount of 5 percent for each year under age 60.

•	In addition, the Social Security offset is waived for annuity payments scheduled to be paid prior to age 62.

•

Early retirement benefits are in some cases more valuable than the present value of the executive’s earned age 60 benefits. This is because the increase in lump sum value due to receiving benefits earlier and using a longer life expectancy is not fully offset, in the current interest rate environment, by the plan’s discount factor (5 percent per year) for early retirement annuities.

•	Messrs. Albers, Dolan, and Swiger were eligible for early retirement prior to age 60 under the plans as of year-end 2012.

•

The table below shows the lump sum early retirement benefits under the plans for Messrs. Albers, Dolan, and Swiger as of year-end 2012. The lump sum early retirement benefits for Messrs. Tillerson and Humphreys as of year-end 2012 are the amounts shown in the Pension Benefits table.

Name	Plan Name	Lump Sum Early Retirement Benefit ($)
M.W. Albers	ExxonMobil Pension Plan	1,869,598
	ExxonMobil Supplemental Pension Plan	5,710,761
	ExxonMobil Additional Payments Plan	16,168,594
M.J. Dolan	ExxonMobil Pension Plan	2,029,231
	ExxonMobil Supplemental Pension Plan	6,645,650
	ExxonMobil Additional Payments Plan	18,768,787
A.P. Swiger	ExxonMobil Pension Plan	1,916,528
	ExxonMobil Supplemental Pension Plan	5,391,458
	ExxonMobil Additional Payments Plan	15,438,418

•

Voluntary or involuntary termination would be treated the same as early retirement for pension benefit purposes. In the event of termination prior to early retirement eligibility, there is no benefit payable under the Additional Payments Plan, and other pension benefits are actuarially discounted.

•

In the event of death after early retirement eligibility, the retirement benefit is payable to the participant’s beneficiary. Prior to early retirement eligibility, if a participant has at least 15 years of service, the actuarially determined present value of the benefit accrued prior to death is payable to the participant’s beneficiary. Under the qualified Pension Plan, if a participant has less than 15 years of service, the survivor benefit, payable to the participant’s surviving spouse, is 50 percent of the actuarially discounted vested termination benefit payable under the qualified joint and survivor annuity option.

•	Change in control is not a triggering event under any ExxonMobil benefit plans, including the pension plans.

Nonqualified Deferred Compensation for 2012

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R.W. Tillerson	0	162,190	35,833	0	1,342,452
D.D. Humphreys	0	70,350	19,186	0	712,352
M.W. Albers	0	53,900	9,459	0	365,472
M.J. Dolan	0	57,925	14,981	0	559,648
A.P. Swiger	0	49,875	13,535	0	504,617

•

The table above shows the value of the Company credits under ExxonMobil’s nonqualified supplemental savings plan. The Company credits for 2012 are also included in the Summary Compensation Table under the column labeled All Other Compensation.

•

The amounts in the Summary Compensation Table include both Company contributions to the tax-qualified plan and Company credits to the nonqualified plan, whereas the registrant contributions in the table above represent only the Company credits to the nonqualified plan.

•

The amount of Company contributions to the tax-qualified savings plan was limited to the Internal Revenue Service contribution and salary maximums. For this reason, $17,500 was the maximum Company match to the qualified savings plan in 2012.

•

The aggregate balance at the last fiscal year end shown above includes amounts reported as Company contributions in the Summary Compensation Table of the current proxy statement and proxy statements from prior years as follows: $1,029,560 for Mr. Tillerson; $364,200 for Mr. Humphreys; $102,725 for Mr. Albers; $199,413 for Mr. Dolan; and $49,875 for Mr. Swiger.

•

The nonqualified savings plan provides employees with the 7-percent Company-matching contribution to which they would otherwise be entitled under the qualified plan but for limitations on covered compensation and total contributions under the Internal Revenue Code.

–	All eligible employees participate in the nonqualified plan on the same basis.

–	The rate at which the nonqualified savings plan account bears interest during the term of a participant’s employment is 120 percent of the long-term Applicable Federal Rate.

•

The tax-qualified and nonqualified savings plans are designed to help attract and retain employees. The matching design is intended to encourage employees to contribute their own funds to the plan to receive the tax benefits available under the Internal Revenue Code. The supplemental savings plan serves similar purposes for salary or contributions in excess of the Internal Revenue Code limits referenced above.

Administrative Services for Retired Employee Directors

•	The Company provides certain administrative support to retired employee directors.

•

The support provided generally involves, but is not limited to, assistance with correspondence and travel arrangements relating to activities the retired directors are involved with that continue from their employment, such as board positions with nonprofit organizations. Given the nature of the support provided, a retired director’s spouse may also benefit from the support provided.

•	The Company also allows retired employee directors to use otherwise vacant office space at the Company’s headquarters.

•	It is not possible to estimate the future cost that may be incurred by the Company for providing these services to Mr. Tillerson, who is currently the only employee director.

•	The aggregate incremental cost of providing these services for all currently covered persons is approximately $115,000 per year.

–

This amount represents the compensation and benefit cost for support personnel allocated based on their estimated time dedicated to providing this service, as well as other miscellaneous office support costs.

Health Care Benefits

•	ExxonMobil does not provide any special executive health care benefits.

•

Executives and their families are eligible to participate in the Company’s health care programs, including medical, dental, prescription drug, and vision care, on the same basis as all other U.S. salaried employees.

•	The terms and conditions of the programs for both current employees and retirees do not discriminate in scope, terms, or operation in favor of executive officers.

Unused Vacation

•	All U.S. salaried employees are entitled to payment of salary for any accumulated but unused vacation days at retirement or other termination of employment.

•	Payment for unused vacation is included in final payments of earned salary.

Termination and Change in Control

•

ExxonMobil executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits previously described in the preceding compensation tables and narrative.

•	Executives are “at-will” employees of the Company. They do not have employment contracts, a severance program, or any benefits or payments triggered by a change in control.

•	As discussed in greater detail above, unvested restricted stock and any unpaid portion of an annual bonus are subject to forfeiture at the discretion of the Compensation Committee if an executive:

–	Engages in detrimental activity; or

–	Terminates employment prior to standard retirement age (currently age 65 for U.S. executives), whether such termination is voluntary or involuntary.

•	The Board has a policy to recoup compensation in the event of a material negative restatement of the Corporation’s reported financial or operating results as described on page 38.

Payments in the Event of Death

The only event that results in acceleration of the normal payment or vesting schedule of any benefit is death. In that event, the vesting period of outstanding restricted stock awards would be accelerated. Also in the event of death, the executive’s estate or beneficiaries would be entitled to payment of the life insurance or death benefit as described on page 51. At year-end 2012, the amount of that life insurance benefit for each Named Executive Officer is as follows:

Name	Life Insurance Benefit ($)
R.W. Tillerson	10,268,064
D.D. Humphreys	5,020,032
M.W. Albers	4,160,016
M.J. Dolan	4,400,016
A.P. Swiger	3,940,032

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter, which can be found on the ExxonMobil website at exxonmobil.com/governance. We review the adequacy of the charter at least annually. All of our members are independent directors, and all are audit committee financial experts under SEC rules. We held 12 meetings in 2012 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC indicated that the Corporation’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Corporation’s internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the communications PwC is required to provide us under applicable PCAOB rules. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We discussed with the Corporation’s management the comprehensive, long-standing risk management and compliance processes of the Corporation, and reviewed several topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

We have also appointed PwC to audit the Corporation’s financial statements for 2013, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Corporation’s internal control over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors perform their responsibilities in accordance with the standards of the PCAOB. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

Michael J. Boskin, Chair	Peter Brabeck-Letmathe	Ursula M. Burns
Larry R. Faulkner	Steven S Reinemund

ITEM 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil’s financial statements for 2013. We are asking you to ratify that appointment.

Total Fees

The total fees for PwC professional services rendered to ExxonMobil for the year ended December 31, 2012, were $34.5 million, a decrease of $0.1 million from 2011. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures, which can be found on the ExxonMobil website at exxonmobil.com/governance. The Audit Committee did not use the “de minimis” exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2012	2011
	(millions of dollars)
Audit Fees	27.9	27.9
Audit-Related Fees	5.7	5.6
Tax Fees	0.9	1.1
All Other Fees	–	–

Total	34.5	34.6

Audit Fees

The aggregate fees for PwC professional services rendered for the annual audits of ExxonMobil’s financial statements for the year ended December 31, 2012, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that year were $27.9 million (also $27.9 million for 2011).

Audit-Related Fees

The aggregate fees for PwC Audit-Related services rendered to ExxonMobil for the year ended December 31, 2012, were $5.7 million (versus $5.6 million in 2011). These services were mainly related to asset dispositions, benefit plan audits, and attestation procedures related to cost certifications.

Tax Fees

The aggregate fees for PwC Tax services rendered to ExxonMobil for the year ended December 31, 2012, were $0.9 million (versus $1.1 million for 2011). These services are mainly related to assisting various ExxonMobil affiliates with the preparation of local tax filings and related services.

All Other Fees

The aggregate fees for PwC services rendered to ExxonMobil, other than the services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” for the year ended December 31, 2012, were zero (also zero in 2011).

We believe PwC is well qualified to perform this work. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if desired.

The Audit Committee recommends you vote FOR this proposal.

ITEM 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the meeting, shareholders will be asked to vote on a non-binding resolution to approve the compensation of the executive officers named in the Summary Compensation Table.

The compensation program for the Company’s Named Executive Officers (NEOs), as described in the Compensation Discussion and Analysis (CD&A) section of this proxy statement, is carefully structured to support shareholder value given the capital-intensive nature of our business, the long investment lead times, and the critical importance of managing risk.

The compensation program is developed and approved by the Compensation Committee of the Board, which is comprised exclusively of non-employee directors.

Alignment with Shareholder Interests

To support the key business strategies of the Company and align with shareholder interests, the compensation program is designed to ensure that executives place a high priority on taking a long-term view when managing the assets of the business, making investments, and managing risks.

The design of the compensation program helps reinforce these priorities by paying a substantial portion of an NEO’s annual compensation in the form of restricted stock, and restricting the sale of the stock for periods of time far greater than the restrictions required by most other companies across all industries.

•	Half of the stock grant may not be sold for 10 years or until retirement, whichever is later. The other half is restricted from sale for five years.

•	During these long holding periods, the stock is at risk of forfeiture for resignation or detrimental activity.

This approach to executive pay ensures that the majority of compensation granted over multiple years and the shareholding net worth of senior executives are linked to the performance of ExxonMobil stock and resulting shareholder value.

The annual bonus also aligns the interests of senior executives with the priority of sustainable growth in shareholder value. First, the entire annual bonus program is determined by earnings performance using the formula described on page 32. Second, 50 percent of the payout of the annual bonus award is delayed based on earnings performance, as described on pages 33 and 38, and the entire annual bonus is subject to recoupment (“claw-back”).

The compensation program for senior executives excludes pay practices that the Board believes are contrary to high performance standards and the interests of shareholders:

•	No employment contracts (i.e., executives may be terminated for poor performance without triggering any special payments);

•	No payments or benefits triggered by a change in control (e.g., a merger);

•	No severance programs;

•	No repricing of equity incentive awards; and

•	No tax gross-ups (other than for relocation, which is a benefit available to all professional and managerial employees).

Prior Say-on-Pay Vote and Shareholder Engagement

The Compensation Committee has carefully considered the results of the 2012 advisory vote on executive compensation, in which more than 77 percent of votes cast were FOR the compensation of the Named Executive Officers as described in the 2012 proxy statement. The Committee also discussed the Company’s executive compensation program with its independent consultant, as described in more detail beginning on page 12 of the proxy statement.

The Committee considered shareholder feedback on executive compensation received through a wide-ranging dialogue between management and numerous shareholders, including the Company’s largest shareholders, many of whom have held ExxonMobil stock for over a decade. This dialogue took place both before and after the 2012 advisory vote on 2011 compensation and included one-on-one calls with the Company’s largest shareholders as well as a webcast available to all shareholders. This provided an excellent opportunity to discuss the alignment between pay and performance, including the Company’s long-standing philosophy that executive compensation should be based on long-term performance.

We concluded from this dialogue with shareholders and the analysis outlined on pages 34–35 of the Compensation Discussion and Analysis of this proxy statement that a formula-based approach that relies heavily on one- or three-year total shareholder returns could encourage inappropriate risk taking and have a lasting and negative impact on ExxonMobil’s business by encouraging a focus on more immediate results at the expense of our long-term underlying business model. In contrast, the compensation program described herein is designed to ensure that executives maintain an unwavering focus on the long-term performance of the business. We expect this ongoing focus will continue to generate strong operating and financial results for the benefit of our long-term shareholders. Operating and financial results, as well as progress on key strategic priorities are outlined beginning on page 27 of the Compensation Discussion and Analysis.

The Committee respects all shareholder votes, both FOR and AGAINST our compensation program. The Committee is committed to continued engagement between shareholders and the Company to fully understand diverse viewpoints and discuss the important connections between ExxonMobil’s compensation program, business strategy, and long-term financial and operating performance.

Summary

•	ExxonMobil’s compensation program supports a business model that has weathered volatile commodity prices and industry business cycles for many years.

•	The program sets ExxonMobil apart and has established a culture of performance, integrity, reliability, and consistency.

•

Through this business model and the underlying compensation program and management practices that support it, the Company has become the partner of choice for many national oil companies and major investors in the oil, gas, and petrochemical industry.

•	We believe this business model and supporting compensation program will continue to serve shareholders well in the future.

•	The Company has taken additional steps to address questions raised by shareholders, as summarized on page 27 of the Compensation Discussion and Analysis of this proxy statement.

For the reasons summarized above and discussed in more detail in this proxy statement, the Board recommends an advisory vote FOR the following resolution:

RESOLVED, That shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion on pages 26 through 59 of this proxy statement.

SHAREHOLDER PROPOSALS

We expect Items 4 through 11 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. Upon oral or written request to the Secretary at the address listed under Contact Information on page 3, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 4 through 11 for the reasons we give after each one.

ITEM 4 – INDEPENDENT CHAIRMAN

This proposal was submitted by a client of Spinnaker Trust, 123 Free Street, Portland, ME 04112, as lead proponent of a filing group.

“RESOLVED: The shareholders request the Board of Directors of ExxonMobil to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy should be phased in for the next CEO transition. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement:

We believe:

•	The role of the CEO and management is to run the company;

•	The role of the Board of Directors is to provide independent oversight of management and the CEO;

•	There is a potential conflict of interest for a CEO to be her/his own overseer while managing the business.

According to a 2012 research report by GMI Ratings on 180 North American mega-caps (those with over $20 billion in market cap), CEOs who also command the title of chairman are more expensive than their counterparts serving solely as CEO. In fact, executives with a joint role of chairman and CEO are paid more (a median of $16 million) than even the combined cost of a CEO and a separate chairman ($11 million).

Numerous institutional investors recommend separation. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place.

Board members have also demonstrated a preference for separation. According to a 2010 corporate governance survey of 400 board members by Sullivan & Cromwell LLP, approximately 70% of respondents believe the head of management should not concurrently be the head of the board.

In 2009, Yale University’s Millstein Center for Corporate Governance and Performance published a Policy Briefing paper ‘Chairing the Board,’ arguing the case for a separate, independent Board Chair.

Chairing and overseeing the Board is a time intensive responsibility, and a separate Chair leaves the CEO free to manage the company and build effective business strategies.

An independent Chair also avoids conflicts of interest and improves oversight of risk. Any conflict in this role is reduced by clearly spelling out the different responsibilities of the Chair and CEO.

Many companies have separate and/or independent Chairs. By 2012, 44% of the S&P 500 companies had boards that were not chaired by their CEO. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

An independent Chair and vigorous Board can improve focus on important ethical and governance matters, strengthen accountability to shareowners and help forge long-term business strategies that best serve the interests of shareholders, consumers, employees and the company. Conversely a combined CEO Chair role potentially establishes an ‘imperial CEO,’ lessening accountability.

To foster a simple transition, we are requesting that this policy be phased in and implemented when the next CEO is chosen.

We urge a vote FOR this resolution. A separate independent Chair can enhance investor confidence and strengthen the integrity of the Board.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that the decision as to who should serve as Chairman and/or CEO is the proper responsibility of the Board. The members of the Board possess considerable experience and understand the unique challenges and opportunities the Company faces; they are in the best position to evaluate the needs of the Company and how best to organize the capabilities of the directors and senior managers to meet those needs.

The Board will carefully consider the pros and cons of separating or combining the Chairman and CEO positions and whether the Chairmanship should be held by an independent director whenever the question arises. The Board must retain the flexibility to determine the particular governance structure the Board believes will best serve the long-term interests of shareholders at the time, and should not be compelled to take a particular position that may be contrary to its best judgment.

At the present time, the Board believes that independent Board leadership is effectively provided by the Presiding Director:

•	Elected annually with minimum two-year term expected;

•	Authority to call and chair executive sessions of the non-employee directors and provide feedback to the Chairman;

•	Chair Board meetings in the absence of the Chairman; and

•	Review in advance, in consultation with the Chairman, schedules, agendas, and materials for Board meetings.

ITEM 5 – MAJORITY VOTE FOR DIRECTORS

This proposal was submitted by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington D.C. 20001.

“RESOLVED: That the shareholders of Exxon Mobil Corporation (‘Company’) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: Exxon Mobil Corporation’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality standard is not well-suited for the typical director election that involves only a management slate of nominees running unopposed. Under these election circumstances, a board nominee is elected with as little as a single affirmative vote, even if a substantial majority of the ‘withhold’ votes are cast against the nominee. So-called ‘withhold’ votes simply have no legal consequence in uncontested director elections. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past seven years, nearly 85% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. However, ExxonMobil has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more ‘withhold’ votes than ‘for’ votes. The plurality vote standard remains in place.

Exxon Mobil Corporation’s Board of Directors has not acted to establish a majority vote standard, despite the fact that all of its self-identified peer companies including Chevron, ConocoPhillips, Boeing, General Electric, Johnson & Johnson, United Technologies, Pfizer and AT&T have adopted majority voting. The Board should adopt a majority vote standard in its governance documents and then refashion its director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish meaningful voting rights for shareholders in director elections at ExxonMobil, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.”

The Board recommends you vote AGAINST this proposal for the following reasons:

Corporate Governance Guidelines currently require any director who receives a greater number of votes WITHHELD from his or her election than votes FOR such election to tender his or her resignation. In the absence of a compelling reason, the resignation will be accepted.

The Board believes that this step adequately addresses the proponent’s concerns, and that amendment of the By-Laws is not needed at this time.

ITEM 6 – LIMIT DIRECTORSHIPS

This proposal was submitted by Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021.

“Proposal 6 – Curb Excessive Directorships

RESOLVED: Shareholders recommend that our Board take the steps necessary to adopt a bylaw to limit our directors to a maximum of 3 board memberships in companies with sales in excess of $500 million annually. The maximum of 3 board memberships includes each director’s membership on our board. This limit would be increased to 4 such board memberships for directors permanently retired (as determined by our board) and under age 70. The bylaw should also specify how to address a situation where a director may have a brief temporary situation above these limits. (Applies only to nominees for directors at meetings subsequent to the upcoming 2013 annual meeting.)

Adoption of this proposal would deter our directors from accepting further director assignments that would rob them of the adequate time to deal with the complex and troubling problems of our company. Adoption would also deter our nomination committee from seeking new directors who would not have adequate time for effective oversight. Directors Ursula Burns (a new Exxon director in 2012) and Steven Reinemund each worked on 3 or 4 boards of large companies. Peter Brabeck-Letmathe was in a league of his own by working on 6 boards of large companies.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company ‘D’ continuously since 2009 with ‘High Governance Risk.’ Also ‘Concern’ in director qualifications and ‘Very High Concern’ in Executive Pay – $34 million for our CEO Rex Tillerson. Our executive pay received only 49% support from shares outstanding. Mr. Tillerson ($34 million) received our highest negative votes – surpassing all our other directors.

GMI said discretionary bonuses for our highest paid executives undermined pay-for-performance. In addition, long-term incentives consisted of restricted stock – 225,000 shares or $18 million for Mr. Tillerson – that simply vested over time without job performance requirements. Equity pay given as a long-term incentive should include job performance requirements. Mr. Tillerson held $122 million in unvested restricted shares. With such high levels, GMI questioned his annual grants. Furthermore, Mr. Tillerson was given a $9 million pension increase in a single year. Plus Mr. Tillerson had $55 million in his accumulated pension. Because pension payments are not linked directly to company performance, they are difficult to justify in terms of shareholder value.

William George, who chaired our executive pay committee, was 3rd place in negative votes. Michael Boskin, who had 16 years long-tenure, chaired our audit committee. Director independence erodes after 10 years. GMI said long-tenured directors could form relationships that may hinder their ability to provide effective oversight. A more independent perspective would be a priceless asset for our audit committee chairman.

Samuel Palmisano, Chair, President, and CEO of IBM, continued as our Presiding or Lead Director. With such heavy responsibilities outside of his commitment to Exxon, it is questionable whether Mr. Palmisano had sufficient time to dedicate to his role at Exxon.

Please vote to protect shareholder value:

Curb Excessive Directorships – Proposal 6”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board Affairs Committee reviews requests by directors to accept a seat on any additional public company board and refers the matter to the Board with the Committee’s recommendation whether such request should be approved.

In addition, the Board Affairs Committee reviews, at least annually, the service of all directors on the boards of other public companies with consideration of the substantial time commitment required of directors and makes such recommendations to the Board as it may deem advisable. It should be noted that Mr. Brabeck-Letmathe serves on four boards of public companies (including ExxonMobil). Also, last year all Directors received more than 95 percent of votes cast in favor of election.

The proponent also refers to the 2012 shareholder advisory vote on executive compensation on the basis of shares outstanding. This is not a meaningful approach since New Jersey law requires voting on this type of shareholder proposal to be based on shares cast FOR and AGAINST. Tallied on this basis, the Company’s 2012 Say-on-Pay vote was more than 77 percent in favor.

The Board recommends a slate of director candidates to the shareholders for election each year, and so, believes that it is in the best position to determine the balance between the appropriate number of other board memberships and commitment to ExxonMobil’s Board. Therefore, the arbitrary limits proposed by the proponent are not necessary.

ITEM 7 – REPORT ON LOBBYING

This proposal was submitted by the United Steelworkers, Five Gateway Center, Pittsburgh, PA 15222.

“Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Exxon Mobil Corporation (‘ExxonMobil’) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by ExxonMobil used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	ExxonMobil’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a ‘grassroots lobbying communication’ is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. ‘Indirect lobbying’ is lobbying engaged in by a trade association or other organization of which ExxonMobil is a member.

Both ‘direct and indirect lobbying’ and ‘grassroots lobbying communications’ include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. Absent a system of accountability, company assets could be used for objectives contrary to ExxonMobil’s long-term interests.

ExxonMobil spent approximately $25.18 million in 2010 and 2011 on direct federal lobbying activities (Senate reports). These figures do not include lobbying expenditures to influence legislation in states. ExxonMobil lobbied at the state level with at least 286 lobbyists in 35 states between 2003 and 2011 (National Institute on Money in State Politics). ExxonMobil is listed as a member of the American Petroleum Institute (‘API’), and Rex Tillerson is a member of the Business Roundtable (‘BRT’). In 2010 and 2011, API spent more than $12 million on lobbying and BRT spend more than $23 million on lobbying. ExxonMobil does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.”

The Board recommends you vote AGAINST this proposal for the following reasons:

While the proponent claims that, “…corporate lobbying exposes our company to risks…,” the Company believes that the failure to engage in critical public policy developments, including communications with elected officials, would represent a far greater risk to shareholders’ interests. In our pluralistic, democratic society, public policies are optimized when multiple voices are heard in our national political discourse.

ExxonMobil, like many U.S. companies, labor unions, and other entities, engages in lobbying in the United States at both the federal and state levels to effectively explain or advocate the Company’s position when necessary. The Company’s engagement on important public policy issues ranges from support of improved educational quality in the sciences to expanded energy development and security.

The Company has an established practice for determining which public policy issues are important to ExxonMobil that includes gathering input from affected business lines and functional departments such as Law and Public and Government Affairs. Key issues and lobbying activities and expenses are reviewed at least annually by senior management and the Board of Directors. Detailed disclosures concerning internal deliberations on public policy issues could be competitively harmful, and would be of questionable utility to shareholders.

ExxonMobil complies fully with all state and federal requirements concerning lobbying activity and related disclosures. Pursuant to the federal Lobby Disclosure Act, ExxonMobil publicly reports to Congress, on a quarterly basis, its lobbying expenses, including the portion of trade association dues used for lobbying purposes and the specific issues lobbied. This information is accessible to the general public on the U.S. Senate’s website at senate.gov.

The Board believes the rigor of these requirements provides ample transparency and accountability of our lobbying activities to our shareholders and the general public. The Congress and Executive Branch are the appropriate recipients of the proponent’s specific positions on our nation’s disclosure laws, and any reforms sought.

ITEM 8 – POLITICAL CONTRIBUTIONS POLICY

This proposal was submitted by the John Maher Trust, c/o Zevin Asset Management, 50 Congress Street, Suite 1040, Boston, MA 02109, as lead proponent of a filing group.

“WHEREAS:

Corporate political spending is a highly contentious issue, made more prominent in light of the 2010 Citizens United Supreme Court case that affirmed companies’ rights to make unlimited political expenditures to independent groups.

Corporations contributed to the estimated $6 billion spent on the 2012 electoral cycle through direct contributions to candidates and parties, ballot referenda, 527 committees and super PACs, as well as indirectly through trade associations and 501(c)4s, which do not have to reveal their donors. For example, the US Chamber of Commerce pledged to spend $100 million during the 2012 election cycle to support candidates. According to Public Citizen, only 32% of groups broadcasting electioneering communications during the 2010 primaries revealed the donor identities in their Federal Election Commission filings.

In February 2010, 80% of those polled by ABC News/Washington Post opposed the Citizens United decision – across party lines. More recently, 80-90% of respondents in a Bannon Communications poll agreed, across party lines, with the following statements: there is ‘too much money in politics’; corporate political spending ‘drowns out the voices of average Americans’; corporations and corporate CEOs have ‘too much political power and influence’; and corporate political spending has made federal and state politics more negative and corrupt.

Political spending can backfire on reputation and bottom line. In 2010, Target and Valero received unwanted attention, consumer boycotts, and protests for their support of controversial candidates and ballot measures. Seventy-nine percent of those polled by Bannon said they would boycott a company to protest its political spending; 65% would sell stock in the company; over half would ask their employer to remove the company from their retirement account.

ExxonMobil’s affiliates, political action committee and employees have given $8.5 million to federal candidates for office since the 2002 election cycle (Center for Responsive Politics). At the state level, ExxonMobil, its subsidiaries and employees have given over $5.7 million to candidates since 2003 (Institute for Money in State Politics). An unreported amount was expended on ballot referenda, political convention host committees, trade association political spending and/or other politically oriented recipients.

A growing number of companies have discontinued political spending either directly or through third parties (Sustainable Endowments Institute).

RESOLVED:

The shareholders request that the Board of Directors study the feasibility of adopting a policy prohibiting the use of treasury funds for any direct or indirect political contributions intended to influence the outcome of an election or referendum, and report to shareholders on its findings by October 2013.

SUPPORTING STATEMENT:

Recent academic work has highlighted the risks of corporate political spending to the broader economy (Igan, 2009), and some studies suggest it correlates negatively with shareholder value (Coates, 2012). Given the risks, potential negative impact, and questionable value of corporate political spending, we believe a prudent policy would include an end to direct political giving, and an end to indirect giving by instructing trade associations and other nonprofits not to use ExxonMobil’s contributions, dues or fees toward political ends.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that because government actions significantly impact ExxonMobil’s operations and investment opportunities in the United States and overseas, the Company should continue exercising its fundamental right and responsibility to participate fully in the political process, including through political contributions. In our pluralistic, democratic society, the political process is optimized when multiple voices are heard, including those of businesses.

ExxonMobil, like many labor unions, companies, and other entities, engages in the political process by providing financial support to pro-business candidates and political organizations, or for use in ballot measures, to help ensure a stable climate for long-term business opportunities and investments.

Our political contributions and disclosure practices are both fully permitted and in accordance with the law. In addition, corporate contributions are subject to a strict internal review process that requires approval by the Chairman and review by the Board of Directors annually. These procedures are routinely verified during internal audits of the Company’s political activities.

The Company discloses political contributions to candidates and political organizations in multiple public forums, e.g., our website, the Company’s Corporate Citizenship Report, and websites for federal and state regulatory agencies and the U.S. Congress. In addition, political contributions made by the Exxon Mobil Corporation Political

Action Committee (PAC) are reported monthly to the Federal Election Commission and are a matter of public record at fec.gov. ExxonMobil PAC contributions to candidates are fully financed with voluntary employee and retiree contributions.

ITEM 9 – AMENDMENT OF EEO POLICY

This proposal was submitted by the New York State Common Retirement Fund, 633 Third Avenue – 31st Floor, New York, NY 10017, as lead proponent of a filing group.

“Whereas: Exxon Mobil Corporation does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 90% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 95% of Fortune 100 companies, according to the Human Rights Campaign. Over 70% of the Fortune 100 and 43% of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to an October, 2009 survey by Harris Interactive and Witeck-Combs, 44% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty-one states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 16 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2009, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that ExxonMobil amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity can diminish employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. ExxonMobil will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to having a workplace that facilitates the maximum contribution from all of our employees. While there are many factors that are important to creating this type of environment, one of the most significant is having a workplace that is free from any form of harassment or discrimination.

The Board has reviewed in detail ExxonMobil’s existing global policies that prohibit all forms of discrimination, including those based on sexual orientation and gender identity, in any Company workplace, anywhere in the world. In fact, ExxonMobil’s policies go beyond the law and prohibit any form of discrimination. Based on these existing all-inclusive, zero-tolerance policies, the Board believes the proposal is unnecessary.

The Company’s Equal Employment Opportunity (EEO) and Harassment in the Workplace policies, which are included in the Standards of Business Conduct (Standards), constitute just one component of our employment nondiscrimination policies. Other communication initiatives, training programs, and investigating and stewardship processes explicitly state that any form of discrimination or harassment in the workplace based on sexual orientation will not be tolerated, and more broadly, that no form of discrimination or harassment in the workplace will be tolerated. It is these elements, as a totality, that constitute ExxonMobil’s policies.

As stated in the EEO portion of the Standards, the Company administers its personnel policies, programs, and practices in a nondiscriminatory manner in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training. ExxonMobil is a meritocracy, with programs and policies designed to employ the best people, recognize and reward superior job performance, and to create an environment in which employees can maximize their contributions and reach their full potential. A discrimination-free environment is essential to meet these objectives.

For countries in which the national laws require specific language regarding nondiscrimination based on sexual orientation or gender identity to be explicitly included in policies, we have amended our policies as appropriate.

A written statement by our Chairman regarding ExxonMobil’s commitment to nondiscrimination, including that based on sexual orientation, is widely accessible to all employees on the Company intranet, and we provide training programs for new employees and refresher courses for existing employees. The harassment training material included in our Working Together booklet includes examples and references specifically based on sexual orientation. As a part of our ongoing policy stewardship, ExxonMobil also has annual reporting and compliance procedures, which include a letter to all senior managers emphasizing their responsibilities regarding maintaining work environments free from harassment and discrimination.

ITEM 10 – REPORT ON NATURAL GAS PRODUCTION

This proposal was submitted by the New York City Pension Funds, One Centre Street, Room 629, New York, NY 10007 and the Park Foundation, 301 East State Street, Ithaca, NY 14850, as lead proponents of a filing group.

“Whereas,

Extracting oil and gas from shale formations using horizontal drilling and hydraulic fracturing technology has become a highly controversial public policy issue.

Leaks, spills, explosions, and adverse community impacts have led to bans and moratoria in the United States and around the globe. These include New York State, the Delaware River Basin, the Province of Quebec, and France. Certain ExxonMobil operations in Germany, for instance, have been subject to a local moratorium on drilling.

The Department of Energy’s shale advisory panel recommended in 2011 that companies ‘adopt a more visible commitment to using quantitative measures as a means of achieving best practice and demonstrating to the public that there is continuous improvement in reducing the environmental impact of shale gas production.’

Investors require detailed and comparable information about how companies are managing risks and rewards from natural gas extraction operations. A 2011 report, ‘Extracting the Facts: An Investor Guide to Disclosing Risks from Hydraulic Fracturing Operations,’ outlines best management practices and key performance indicators. Publicly supported by investors on three continents ($1.3 trillion in assets under management) and by various companies, the guide emphasizes quantitative reporting on key performance indicators.

Talisman Energy has published ‘Shale Operating Principles,’ stating ‘We will measure our progress by setting quantitative performance metrics [and] … disclose …progress via publicly available reporting.’

BG Group states it ‘will provide regular updates on … progress against the targets’ set out in its ‘Operating Principles for Unconventional Gas.’

ExxonMobil does not provide such quantitative reporting. Its Operations Integrity Management System is a generalized framework for companywide operations, but lacks criteria specific to shale energy operations. ExxonMobil’s subsidiary, XTO Energy, signed onto the ‘Appalachian Principles’ which specify what companies ‘should do’ rather than what they currently do or commit to doing.

Resolved: Shareholders request the Board of Directors to report to shareholders by October 30, 2013, and annually thereafter, using multiple quantitative indicators, the results of company procedures and practices, above and beyond regulatory requirements, to minimize any adverse environmental and community impacts from the company’s natural gas extraction operations associated with shale formations. Such reports should be prepared at reasonable cost and omit confidential information.

Supporting Statement

Proponents suggest the reports include percentage of wells using ‘green completions’; total amount of air emissions reduced annually on a categorical and regional or site basis; percentage of drilling residuals managed in closed-loop systems; percentage of recycled water used in each regional operation; quantity of fresh water used for shale operations by region, including sources; numbers and types of community complaints or grievances, and portion open or closed; goals and systems for reducing the use of potentially harmful chemicals in fracturing fluids; and enforcement statistics, including numbers of violation notices or administrative actions alleging violations with potential to harm health or environment, and aggregate value of all penalties during the year.”

The Board recommends you vote AGAINST this proposal for the following reasons:

Through ExxonMobil’s annual Corporate Citizenship Report (CCR) and other means, the Company is already discussing the risks and rewards of shale extraction. We are also reporting on the results of shale gas development operations, which are included in the CCR. Most importantly, the Company is effectively assessing and managing the risks associated with such development.

ExxonMobil’s 2010 and 2011 CCRs both discuss issues surrounding natural gas production and include metrics that reflect the materiality of our operational footprint. Since 2011, information from XTO Energy is incorporated into the CCR’s reporting on air emissions, water usage and spills. Air emissions data in the CCR include emissions of volatile organic compounds, sulfur dioxide, nitrogen oxide and greenhouse gas emissions. Water usage reporting includes water use information across the Company, and information on sites that operate in areas of water scarcity. The contents of the CCR are governed by an annual process that assesses and ranks issues of importance to the Company and its stakeholders, including investors. While the CCR does not generally report metrics specific to one business line, topics ranking high in materiality are addressed.

ExxonMobil also participates in the FracFocus online registry sponsored by the Interstate Oil and Gas Compact Commission and the Groundwater Protection Council. These data include fracture fluid chemical additives and water usage on a site-by-site basis. Additionally, the commitments of the Appalachian Shale Responsible Practice Group, which XTO Energy helped draft, include a section on measurements and metrics that are being followed. ExxonMobil’s aboutnaturalgas.com website also presents information on unconventional gas development and the manner in which the associated risks are managed. The ExxonMobil Perspectives column provides a continuing discussion of natural gas issues, including reader feedback.

ExxonMobil is committed to operating in an environmentally responsible manner. Our environmental policy commits us to continuous efforts to improve environmental performance and requires our facilities to be designed, operated, and managed with the goals of preventing incidents and reducing adverse impacts. XTO Energy is now implementing ExxonMobil’s systematic and disciplined approach to safety, security, health, and environmental performance, which is managed through our Operations Integrity Management System (OIMS). OIMS is the proven system used by ExxonMobil in all its businesses to identify and manage risks.

In addition to the reporting, communication, and risk management efforts noted above, the Company’s business units engage with the relevant regulatory authorities and communities where we operate on a continual basis, as well as on a proactive basis where appropriate, and address specific concerns as they arise. We communicate regularly with local residents and officials about our operations. For example, we meet with community and elected leaders about our operations and practices; provide speakers and technical experts for community events and educational briefings; participate in local industry forums or host open houses to allow community residents to meet with our personnel and learn about our operations in their area; and post our Company name and contact information, as well as appropriate safety signage, at all operating sites. We also invest in efforts to enhance the quality of life in communities where we operate by providing grants to local organizations and school districts, participating on non-profit boards, and encouraging active employee participation in their communities.

ITEM 11 – GREENHOUSE GAS EMISSIONS GOALS

This proposal was submitted by the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Avenue, Montclair, NJ 07042, as lead proponent of a filing group.

“WHEREAS:

Increasing data reveals the negative consequences of the increase of global greenhouse gas (GHG) emissions. In 2012, 60% of the United States experienced a severe drought. The consequent increase in food prices is expected to rise as much as 4.5% next year. Superstorm Sandy wrecked devastation, including loss of life, homes, businesses, closed trading on the New York Stock Exchange, and incurred losses projected at more than $75 billion.

2011 set another record for world carbon dioxide (CO2) emissions with a 3.2 percent increase over the 2010 global estimate to 34.83 billion tons. This international increase was reflected in a net increase of 3.2 percent in ExxonMobil’s GHG emissions from operations in 2011 over 2010 (http://www.exxonmobil.com/Corporate/Files/news_pub_ccr2011.pdf).

The Carbon Disclosure Project’s ‘Carbon Action Initiative’ is supported by investors managing $10 trillion in assets. It asks the world’s largest companies to publically disclose targets to reduce carbon emissions and to implement investments in projects to realize reductions through the established CDP annual survey. CDP reports ‘High emitting companies that set absolute emissions reduction targets achieved reductions double the rate of those without targets with 10% higher firm-wide profitability.’

ExxonMobil’s ‘2012 Outlook for Energy: A View to 2040’ suggests it will make significant investments in deepwater, shale oil and fracking plays; yet all of these contribute significant GHG emissions. None of its publicized major strategies to date are low-carbon.

Although governments, including the U.S., resist taking significant steps to reduce emissions, fearing taxpayer backlash, the data above shows that, sooner or later, restrictions on carbon emissions will be necessary. Indeed, in its 2012 Annual Energy Outlook, the International Energy Agency (IEA) states, ‘No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2°C goal…’ This has led economists to fear a ‘carbon bubble’ as current investments may be stranded.

Low Carbon Fuel Standards and the recent EPA Fuel Efficiency Standard requiring autos to average 54.5 MPG by 2025 demand the development of a new generation of fuels that will be economically and environmentally sustainable.

While ExxonMobil investors have requested the company to set GHG reduction goals in operations and products for six years, management has failed to do so. Creating clear-cut goals will focus management on our company’s need to significantly reduce our carbon footprint by implementing a disciplined business strategy to cut emissions from our operations and products. Investors expect ExxonMobil to take leadership in developing solutions to this global challenge as the company plays such a critical role in energy markets.

RESOLVED: Shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report to shareholders by November 30, 2013, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board does not believe that setting absolute goals is the most effective way to manage climate risks; rather, we feel it is essential to apply ExxonMobil’s technical and management capabilities to meet growing global demand for energy efficiently and to pursue technical solutions to address greenhouse gas emissions and the risks of climate change.

Even after accounting for significant improvements in energy efficiency, projections for global energy needs (e.g., International Energy Agency, ExxonMobil’s Outlook for Energy) indicate that absolute demand for energy from petroleum and natural gas will continue to increase for decades, supporting improved living standards for people around the world.

In general, it requires energy to produce and process oil and gas, so increases in production volumes that are needed to meet the world’s rising need for energy will lead to increases in emissions from our operations and from end use by customers. To be accurate, goals for absolute greenhouse gas emissions would need to reflect the coincident impact of largely unforeseeable factors that influence year-to-year changes in market demand, including macroeconomic issues, weather, and responses by national oil companies. Goals that reflect this many variables would be impractical for guiding business performance.

ExxonMobil’s scientists, engineers, and management continuously seek opportunities to improve efficiency and reduce emissions from our operations and from customers’ use of our products. Expanded uses of energy-efficient technologies and less carbon-intensive energy sources are key reasons why energy demand is projected to grow at only one-fourth GDP growth from 2010 to 2040, and greenhouse gas emissions growth will be about one-half that of energy demand. The cost of energy provides a significant incentive to reduce energy use and develop energy-efficient products, as evidenced by a long history of significant improvements in energy use per unit of GDP around the world.

ExxonMobil provides extensive public disclosure on its approach to managing the risks of climate change. Information about our corporate governance, operations and product initiatives, risks and opportunities, and emissions performance is published in the Corporate Citizenship Report and in the Carbon Disclosure Project (CDP) submission posted on our website at exxonmobil.com/climate. These CDP submissions have included business-specific goals such as improving refining and chemical manufacturing energy efficiency and reducing upstream flaring.

As ExxonMobil seeks to increase production of oil and gas to meet growing global energy demand and to maintain leadership in return to shareholders, the Company will continue taking steps to improve efficiency, reduce emissions, and contribute to effective long-term solutions to manage climate risks.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number, address, or fax number listed under Contact Information on page 3.

Outstanding Shares

On February 28, 2013, there were 4,470,482,850 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $30,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2014 must be sent to the Secretary at the address or fax number of ExxonMobil’s principal executive office listed under Contact Information on page 3. The deadline for receipt of a proposal to be considered for inclusion in the 2014 proxy statement is 5:00 p.m., Central Time, on December 13, 2013. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 26, 2014. Upon request, the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra annual reports by marking the “discontinue annual report mailing for this account” box on the proxy card. If you vote via the Internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

You may discontinue duplicate mailings by calling ExxonMobil Shareholder Services at the toll-free telephone number listed on page 4 at any time during the year. Beneficial holders should contact their banks, brokers, or other holders of record to discontinue duplicate mailings.

Shareholders with the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to “household” your proxy mailing. This means you will receive only one set of proxy materials at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. We will promptly send separate proxy materials to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate proxy materials in the future, or to send a single copy in the future, if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed on page 4. Beneficial shareholders should request information about householding from their banks, brokers, or other holders of record.

SEC Form 10-K

Shareholders may obtain a copy of the Corporation’s Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to the Secretary at the address listed under Contact Information on page 3, or by visiting ExxonMobil’s website at exxonmobil.com/financialpublications.

DIRECTIONS

ExxonMobil 2013 Annual Meeting

Wednesday, May 29, 2013

9:00 a.m., Central Time

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

•	Free parking is available at the Hall Arts Center Parking Garage. Traffic and construction in the area may cause a delay; please allow extra time for parking.

•

From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street), turn south and continue to Ross Avenue, turn left to the Hall Arts Center Parking Garage.

•	From I-35E – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit, continue to Ross Avenue, turn left to the Hall Arts Center Parking Garage.

•	From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E), follow directions from I-35E (above).

•	From Love Field – Exit airport on Mockingbird Lane west to I-35E South, follow directions from I-35E (above).

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Electronic Voting Instructions You may vote by Internet or telephone 24 hours a day, 7 days a week. Log in details are located in the shaded bar below. Please vote immediately. Your vote is important.

Vote by Internet
• Go to www.investorvote.com/exxonmobil or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by Telephone • Call toll free at 1-800-652-VOTE (8683) • Outside the U.S., Canada, and Puerto Rico, call 1-781-575-2300 through an operator and we will accept the charge

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	VOTING ITEMS

The Directors recommend a vote FOR items 1 through 3.	The Directors recommend a vote AGAINST shareholder proposal items 4 through 11.	+

1. Election of Directors (page 18):	For	Withhold		For	Withhold		For	Against	Abstain

01 - M.J. Boskin	☐	☐	07 – K.C. Frazier	☐	☐	4. Independent Chairman (page 63)	☐	☐	☐

02 - P. Brabeck-Letmathe	☐	☐	08 – W.W. George	☐	☐	5. Majority Vote for Directors (page 64)	☐	☐	☐

03 - U.M. Burns	☐	☐	09 – S.J. Palmisano	☐	☐	6. Limit Directorships (page 65)	☐	☐	☐

04 - L.R. Faulkner	☐	☐	10 – S.S Reinemund	☐	☐	7. Report on Lobbying (page 66)	☐	☐	☐

05 - J.S. Fishman	☐	☐	11 – R.W. Tillerson	☐	☐	8. Political Contributions Policy (page 67)	☐	☐	☐

06 - H.H. Fore	☐	☐	12 – W.C. Weldon	☐	☐	9. Amendment of EEO Policy (page 69)	☐	☐	☐

			13 – E.E. Whitacre, Jr.	☐	☐	10. Report on Natural Gas Production (page70)	☐	☐	☐

			For	Against	Abstain	11. Greenhouse Gas Emissions Goals (page 72)	☐	☐	☐
2. Ratification of Independent Auditors (page 60)			☐	☐	☐

3. Advisory Vote to Approve Executive Compensation (page 61)			☐	☐	☐

Please sign on the reverse side if voting by mail.

c/o Computershare Investor Services

P.O. Box 43105

Providence, RI 02940-5076

2013 Annual Meeting of Shareholders

Admission Ticket

TIME:                     Wednesday, May 29, 2013

9:00 a.m., Central Time

PLACE:                  Morton H. Meyerson Symphony
Center

2301 Flora Street

Dallas, Texas 75201

AUDIOCAST:       Live on the Internet  at
exxonmobil.com.

Instructions appear on the
website one week prior to
the event.

ADMISSION:        This ticket will admit  shareholder.
Ticket for one guest can be
requested at Admissions desk at the
annual meeting. Valid admission
ticket and government-issued picture
identification are required for
shareholder and guest.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -

PROXY/VOTING INSTRUCTIONS Solicited by the Board of Directors	+

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, M.J. Boskin, W.W. George, S.J. Palmisano, S.S Reinemund, and R.W. Tillerson, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2013 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book-entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

B	NON-VOTING ITEMS

	Annual Report Mailing	Change of Address — Please print your new address below.	Comments — Please print your comments below.
☐	Mark box with an X to discontinue annual report mailing for this account.
`

C	AUTHORIZED SIGNATURES — This section must be completed for your vote to be counted. Date and Sign
Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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